Exhibit 10.5

MINISTRY OF MINES, ENERGY, PETROLEUM AND HYDRAULIC RESOURCES	GABONESE REPUBLIC Union-Work-Justice

GENERAL DEPARTMENT OF HYDROCARBONS

DIABA LICENSE (G4-223)

EXPLORATION AND

PRODUCTION SHARING CONTRACT

BETWEEN

THE GABONESE REPUBLIC

AND
TOTAL GABON

GABONESE REPUBLIC

MINISTRY OF MINES, ENERGY,
PETROLEUM AND HYDRAULIC RESOURCES

GENERAL DEPARTMENT OF HYDROCARBONS

EXPLORATION AND

PRODUCTION SHARING CONTRACT

BETWEEN

THE GABONESE REPUBLIC

AND TOTAL GABON

DIABA LICENSE

SYNOPSIS

ARTICLES

Definitions
1	General provisions
2	Technical Committee for the Follow-up of Oil Operations
3	Exploration periods
4	Work commitments during the exploration period
5	Establishment and approval of the annual work programs and the corresponding budgets
6	Waiver of rights
7	Insufficiency of exploration works
8	Obligations of contractor during exploration periods
9	Rights related to exploration periods
10	Ownership of the assets
11	Activity reports during exploration periods
12	Utilization of natural resources and land
13	Use of the installations
14	Protection of the environment
15	Expiry of the Contract at the end of the periods of the exploration
16	Discovery and obligation to exploit
17	Request for Exclusive Exploitation Authorization and delimitation of the Exploitation Zones
18	Term of the Exclusive Exploitation Authorization
19	Participation of the State
20	Program of development
21	Obligations of Contractor during development and exploitation periods
22	Rights of the Contractor attached to the Exclusive Exploitation Authorizations
23	Obligation to market the production
24	Recovery of Oil Costs
25	Sharing of the production of Crude Oil
26	Tax System
27	Valorization of Crude petroleum
28	Bonus
29	Measuring and metering of hydrocarbons
30	Natural gas
31	Foreign currency control
32	Exemption from the obligations elected to Equipment Vouchers and Investment Certificates
33	Accounting method and monetary Unit used to keep the accounts
34	Customs system and import and export documents
35	Satisfaction of the needs of the internal market
36	Export of hydrocarbons, transfer of property and rules of provision
37	Protection of the rights
38	Personnel
39	Training of Gabonese others than those employed by Contractor
40	Activity Reports in development and exploitation period
41	Payments
42	Transfer of interests
43	Application of the Contract
44	Unitization
45	Sanctions and Forfeiture
46	Operations on behalf of the State
47	Joint liability and Guarantees

i

48	Force Majeur
49	Examinations, Checks and Controls
50	Governing law/arbitration
51	Notifications
52	Effective date

Appendix 1:  Delimited zone

Appendix 2:  Countable procedure

Appendix 3:  Particular provisions applicable to Total Gabon

ii

EXPLORATION
AND
PRODUCTION SHARING CONTRACT

BETWEEN

The Gabonese State, represented by Mr. Richard Auguste ONOUVIET, Minister of Mines, Energy, Petroleum and Hydraulic Resources.

Party of the first part,

AND

Total Gabon, a corporation with Board of Directors with capital of 76,500,000 US Dollars incorporated under the laws in force in the Gabonese Republic, headquartered at Boulevard Houreq, P.O. Box 525, Port Gentil, represented by Mr. Jean BIÉ, General Director duly authorized for this purpose,

Party of the second part.
[Signature]

Whereas:

•                  That the State is the owner of the natural resources of the soil and subsoil of its territory, and of the marine zones under its sovereignty or which are part of its exclusive Economic Zone,

•                  The discovery of national resources out of hydrocarbons and their evaluation contribute, to a significant extent, to the implementation of the policy of economic and social development of the country and the promotion of the well-being of its inhabitants,

•                  For this purpose, the research and exploitation of national assets are considered public utility activities,

•                  Pursuant to law No. 15/62 of June 2, 1962 introducing the mining code in the Gabonese Republic, as amended by subsequent texts, decree No. 981/PR of October 16, 1970, establishing the conditions for the applications of the Mining Code and law No. 14/82 of January 24, 1983 regulating the activities of research and exploitation of hydrocarbons, the State intends to carry out research, exploitation, transport, storage and marketing of hydrocarbons,

•                  It is in the interest of the State for the above operations to be carried out in strict compliance with adequate methods and the speed compatible with prevailing practices in the hydrocarbons industry, so as to reach the above objectives;

•                  The Contractor has sufficient capital, technical and commercial competence, personnel, the entity organization capacity necessary to carry out the operations specified below, and it wishes to cooperate with the state by participating in the development of the hydrocarbon industry to favor economic expansion of the country and the social promotion of its inhabitants;

•                  The environment is part of the national assets, which creates rights and obligations for the Gabonese Republic and all the citizens; it is appropriate to systematically take into account the preservation of these environmental operations and especially in the exploitation of the natural resources of the Nation;

•                  In this vein, the Gabonese Republic signed a certain number of commitments towards the International Community, as they result in particular from its adhesion to the International Conventions of Montego Bay, Abidjan, and London;

•                  The parties, in a concern for harmonization of the development of the national oil resources with the preservation of the Gabonese environment as a result of the oil exploitation operations, which to define and set up the most appropriate means to allow and guarantee the performance of the remediation of  the oil site while reconciling the optimal exploitation of the deposits with the preservation of the environment;

•                  It is in the interest of the Gabonese State to carry out the oil operations, in particular, in case of discovery, the execution of the remediation of the sites after the exploitation, respecting the current methods in the international oil industry while systematically taking into account the preservation of the environment;

•                  In light of the above, the Parties came together in order to determine the economic conditions and terms applicable to the performance of oil operations in the delimited zone and the exploitation zone and to specify the conditions and modalities related to the remediation of the sites after the exploitation;

It is specified that, for the interpretation of the contract, the following definitions are admitted:

Calendar Year means a period of twelve consecutive months starting on January 1 and ending on the next December 31, according to the Gregorian calendar;

Contractual Year means a period of twelve consecutive months starting on the effective date or its anniversary date;

Exclusive Exploration Authorization means the administrative act by which the State authorizes Contractor to carry out in the delimited zone, exclusively, all work and studies of prospecting, exploration, research and appreciation intended to discover hydrocarbons;

Exclusive Exploitation Authorization means the administrative act by which the State authorizes Contractor to carry out exclusively all work of development exploitation and production of deposits within an Exploitation Zone;

Barrel means US barrels (barrel, i.e, 42 American gallons at a temperature of 60ºF);

Budget means the estimation of the expenses, item by item, related to the oil operations included in the annual work programs;

RES Account means the account opened and managed by a Trustee, as defined in Article 14.15 below, whose funds paid therein are exclusively allocated to pay expenses related to the RES operations carried out in accordance with the RES Operation Plan;

Condensate means liquid hydrocarbons obtained by expansion of Natural Gas;

Contract means this act and these appendices, which are an integral part thereof, as well as any renewal, extension, substitution, or modification of the contract decided upon by the Parties;

Contractor means, as of the effective date, Total Gabon and the State for its share, referred to in Article 19 as well as, subsequently, any public or private artificial person to which an interest may be transferred afterwards, pursuant to the provisions of Articles 19.4 or 42 below;

Oil Costs means oil expenses actually incurred and paid by the Contractor to carry out the operations, as well as the funds corresponding to the RES allocations placed in the RES account, determined according to the contract and the accounting procedure set forth in Appendix 2. These amounts are increased by the Fixed Sum Increase. The Contractor has the right to recover the oil costs so increased, under the conditions referred to in Articles 19 and 24.

Effective Date means the enactment date of the decree approving this contract and instituting and granting the exclusive exploration authorization referred to in Article 3.1 of the contract pursuant to Article 52 and subject to the provisions of Article 28.1.

US Dollars means the Dollar of the United States of America;

State means the Gabonese Republic, owner of the natural resources of the soil and subsoil of its territory, of the marine zones under its sovereignty or that are part of its exclusive economic zone. Depending on the case, it exercises the prerogatives of public power arising from the functions related to its sovereignty in the associations with enterprises or holdings or as a shareholder, either through its administrations or through public service agents or enterprises controlled by it. The State is indifferently referred to as “the Departments Responsible for Hydrocarbons” or, in general, “the Administration”;

Exploration Drilling means any drilling intended to find a deposit or to determine its extent and magnitude;

Development Drilling means any drilling intended to produce the hydrocarbons of the deposit;

C.F.A. Franc means the currency defined in title II of the monetary cooperation convention between the member states of the Banque des Etats de l’Afrique Centrale (B.E.A.C.) and the French Republic signed in Brazzaville on November 23, 1972;

Natural Gas means methane, ethane, propane, butane and more generally all gases, hydrocarbons, humid or dry, associated or not to liquid hydrocarbons;

Deposit means the accumulation of hydrocarbons in the subsoil;

Heavy Equipment means equipment whose value would exceed the amount of 500,000 US Dollars;

Hydrocarbons means Crude Petroleum, Condensate and Natural Gas;

Fixed Sum Increase means the following percentages by which the oil costs are increased:

(i)             two and a half percent (2.5%) in the event of marketable discovery of hydrocarbons made in the Delimited Zone at the water depth between 200 meters and 2,000 meters,

(ii)          five percent (5%) in case of marketable discovery of hydrocarbons made in the Delimited Zone at a water depth of more than 2,000 meters.

Calendar Month means the monthly period of the Gregorian calendar, which starts on the first day of the month and ends on the 28th, 29th, 30th or 31st of the month as the case may be.

Operator means the company duly entrusted by Contractor to conduct and carry out the oil operations on its behalf under the responsibility of the latter; Operator in charge of these operations under the contract is, as of the effective date, Total Gabon and then any private artificial person which would replace Total Gabon with the agreement of the State.

Oil Operations means all operations of prospecting, exploration, development, production, transport, storage of hydrocarbons, as well as RES Operations and more generally, all other operations directly related to the above carried out as part of the Contract with the exception of the refining and marketing operations;

RES Operations means all operations of any nature whatsoever as necessary to assure in the Exploitation Zone, the remediation of the sites, i.e, assuring the safety and final abandonment of the wells, complete or partial dismantling of the installations and the immersion or elimination of the materials or waste resulting from dismantling, which operations must be carried out according to the rules of the art current in the oil industry at the time of their performance for optimal protection of the environment;

Participation of the State means the participation percentage held by it in the rights and obligations of Contractor under the conditions specified in Article 19;

Party means either the State or Contractor. Parties means collectively, the State and Contractor;

Crude Oil means crude mineral oil, condensate, asphalt, ozokerite and all types of hydrocarbons and bitumen, solid or liquid, or obtained from Natural Gas by condensation or extraction;

RES Operation Plan means the plan established by Contractor for the Exploitation Zone pursuant to Article 14.14 (2);

Official Transfer Price or PCO means the official transfer price of crude oil as defined in Article 27;

Total Available Production means the total production of hydrocarbons originating from the exploitation of all deposits located within the Delimited Zone, deducted from the metering zone degassing, dehydration, stabilization, decantation, desalting and degassing (for Natural Gas), at the time it is sent to the evacuation pipes, or, in the absence thereof, to the storage installations, less the quantities:

1/              lost or burned during production tests in the exploitation zone or in the production, collection, or storage installations of said zone, provided Contractor respected the current regulation and guidelines and recommendations of the Administration;

2/              re-injected in the deposits of the Exploitation Zone;

3/              used to produce drilling fluids for the needs of the Exploitation Zone;

4/              used for works executed after drilling in the wells of the Exploitation Zone;

5/              consumed in the engines or turbines that provide the energy used:

(i)                                     to operate the pumping units necessary in the wells of the Exploitation Zone,

(ii)                                  to collect hydrocarbons in the Exploitation Zone,

(iii)                               to assure the operation of the drilling installations established in the Exploitation Zone for its needs.

Net Production means the total available production of hydrocarbons less the proportional mining royalty;

Remaining Production means the net production less the withdrawals of hydrocarbons made by Contractor for the recovery of the Oil Costs;

Annual Work Program means all oil operations contractor undertakes to carry out during a calendar year in the Delimited Zone or in an Exploitation Zone and appearing in a document which describes, item by item, these oil operations;

Departments Responsible for Hydrocarbons means the administration in charge of implementing the policy of the Gabonese Republic in matters of hydrocarbons;

Affiliated Company means the company or any other enterprise:

•                  which controls one or several enterprises making up Contractor,

•                  or which is controlled by one or several enterprises making up Contractor;

•                  or which is controlled by and enterprise that itself controls Contractor,

This control means ownership, direct or indirect, of more than fifty percent of the capital of the controlled company, giving to the enterprise holding the control, the absolute majority of the voting rights;

Non-affiliated Company or Third Party means a company or any other enterprise other than the parties, which is not included in the previous definition;

Under-Delivery means the situation in which one of the parties at a given moment has not yet taken and disposed of the entire share of hydrocarbons to which it is entitled, pursuant to the provisions of the Contract;

Over-Delivery means the situation in which one of the parties at a given time has already taken and disposed of a quantity of hydrocarbons higher than that to which it is entitled, pursuant to the provisions of the Contract;

LIBOR Dollar Rate means the annual interbank interest rate applicable for the US Dollar, as published by the Financial Times or the Wall Street Journal.

Trust means the Anglo-Saxon law mechanism, which guarantees the security of the funds saved in order to dispose of them, when time comes, to finance the RES Operations, regardless of the successive operators. Since the Trust is to be allocated exclusively for the RES Operations, it will be constituted for the Exploitation Zone under the control of the Parties.

Trustee means the institution in charge of managing, according to the provisions of the trust instrument, the funds saved in order to carry out the RES operations. The Trustee will be chosen among international institutions with rating at least equal to AA “Standard & Poor’s” or equivalent.

Delimited Zone means the area within the perimeter described in appendix 1;

Exploitation Zone means the area located within the delimited zone in which the state grants to contract or pursuant to current regulations and the Contract, and exclusive exploitation authorization.

With these recitals, it is agreed and established as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1
The Contract constitutes an agreement for the exploration and sharing of the production of hydrocarbons obtained from the Delimited Zone whose clauses are governed by the laws and regulations in force in Gabon, subject to the provisions of Article 43.1 of this Contract.

1.2
This Contract defines the rights and obligations of the Parties, governs their mutual relations and establishes the rules and modalities for exploration, exploitation and sharing of the production between them. It applies to the oil operations to be carried out by Contractor in the Delimited Zone and the Exploitation Zone, with the understanding that the substances and products other than hydrocarbons are places outside its scope of application.

1.3
For all work necessary carried out as part of the oil operations, Contractor must comply with the rules generally admitted in the hydrocarbon industry.

1.4
Contractor must provide all financial and technical means necessary for the good performance of the oil operations. It has the right to resort to the capital of the affiliated companies and, subject to obtaining written approval of the Administration, to capital of Third Parties to finance the corresponding investments. The administration must motivate its refusal of the approval. If at the expiration of a term of twenty-one (21) days after sending the request for approval, the Administration did not send objection to Contractor, the financing of the investments by Third Parties is deemed to be approved.

Contractor must transmit to the Departments Responsible for Hydrocarbons a certified true copy of the agreement and loan contracts executed by it with Third Parties, which must be executed under the condition precedent of obtaining the aforementioned approval.

However, the interest, credits, financial charges of all natures, as well as the possible exchange losses related to such financing, regardless of its origin and modalities, are charged to the oil costs being recovered, pursuant to Article 24 and the accounting procedure, in the case and according to the modalities and restrictions indicated in Article III-3-9 of the Accounting Procedure.

1.5
Contractor will assume alone the financial risk related to the performance of the oil operations, subject to the provisions of Article 19.

1.6
During the term of the Contract, the entire production result from the oil operations will be shared between the parties according to the modalities and principals defined in Articles 24, 25 and 26.

The entities forming Contractor, including the possible assignees, pursuant to Articles 19 and 42 are considered to form a single entity.  However, for the sharing or the total available production, each of the companies making up Contractor is treated as a different company, and pays taxes in its own behalf, without the joint liability between said companies.

1.7
The Operator, on behalf and under the responsibility of Contractor, will communicate to the Administration all reports, information and data indicated in current regulations and the Contract, as well as all contracts or agreements between the companies making up Contractor.  Contractor may designate another operator at any time, provided it obtains prior approval from the Administration.

1.8
As part of the implementation of the modalities for the performance of the contract, the manager of the Departments Responsible for Hydrocarbons intervenes in the name of the State. He makes all decisions, gives all consents or authorizations necessary or useful for the performance of the oil operations.

1.9
During the term of the contract may at any time and at its own expense, hire a company or agency of its choice to manage the rights and obligations resulting from the participation of the State. In this case, the State will obtain for the term of the Contract, a confidentiality commitment from such company or agency. In addition, the latter may not be chosen among Third Parties which are oil companies competing with the other entities of Contractor.

1.10
The Operator must keep available to the Departments Responsible for Hydrocarbons the statements of performance indicated in chapter VII of the accounting procedure.

1.11
A hydrocarbon support fund is created, in order to foster oil research and promotion in Gabon. This fund receives money according to the provisions in Article 21.7.  It is managed by the Departments Responsible for Hydrocarbons.

ARTICLE 2

TECHNICAL COMMITTEE FOR THE FOLLOW-UP OF OIL OPERATIONS

2.1
Within one month after the effective date, a Technical Committee for the Follow-up of Oil Operations is formed. It is made up of three representatives of the State and three representatives of Contractor. The first are designated among the executives of the Administration, especially among those of the Departments Responsible for Hydrocarbons, and the State land, tax or customs administrations. The president of the technical committee must be a representative of the Departments Responsible for Hydrocarbons.

2.2
The Technical Committee for Follow-up of Oil Operations is an entity in charge of examining, verifying and communicating its recommendations on:

•                  the programs of the work and budgets indicated in Articles 5.1 and 20.1, before their presentations to the Administration for approval,

•                  the tenders and the choice of suppliers and subcontractors;

•                  the performance of exploration, development and production work of the Deposits discovered,

•                  the requests for extension of the exploration periods;

•                  the commercially exploitable character of any discovery of hydrocarbons based on the report issued for this purpose;

•                  the delimitation of the deposits of hydrocarbons discovered and the configuration of the parameters contained in a request for exclusive exploitation authorization from Contractor;

•                  annual production plans RES operations plan referred to in Article 14.14 and its annual revisions;

•                  application of the preservations rules of the deposits issued by the administration or, in the absence thereof, inspired from generally admitted practices in the hydrocarbon industry;

•                  measures to prevent Pollution and to enforce safety and hygiene rules in the workplace

•                  the choice between the acquisition and rental by contractor of the heavy equipment and significant installations pursuant to Article 10.3;

•                  conditions for the employment of personnel pursuant to Article 38;

•                  measures to be taken by contractor for the training of Gabonese citizens pursuant to the provisions of this contract.

The Technical Committee for Follow-up of Oil operations may entrust studies to ad hoc sub-committees, as part of its functions.

2.3
The opinions, suggestions and recommendations of the Technical Committee for the Follow-Up of Oil Operations are adopted by majority of votes, each member having one vote and being able to receive only one voting power of attorney.

In the absence of vote to the contrary, the Technical Committee for the Follow-Up of Oil Operations is presumed to accept the proposal of Contractor.

The Technical Committee for the Follow-Up of Oil Operations deliberates validly if at least two-thirds of its members are present or represented, including the president or, in case of impediment of the latter, his representative.

2.4
The Technical Committee for the Follow-Up of Oil Operations meets at least twice a year. The meetings are held at the initiative of Contractor or of the Administration, at the invitation of the President of the Technical Committee for the Follow-Up of Oil Operations that is sent at least fifteen days before the date of the meeting. In the event of emergency, the members meet as soon as possible or consult each other by any teletransmission means (email, fax or others),

Either one of the parties may request the Technical Committee for the Follow-Up of Oil Operations be called to an extraordinary meeting when it wishes to submit particular issues to it.

The agenda is proposed by the party that requested the meeting. The documents necessary related to the agenda are prepared by Contractor or, if applicable, by the Administration and communicated to the members of the Technical Committee with copy to the General Director Responsible for Hydrocarbons at least fifteen days before the date of the meeting. Contractor assures Secretariat of the Technical Committee for the Follow-Up of Oil Operations and prepares the minutes of each meeting.

2.5
The expenses cause by the activity of the Technical Committee for the Follow-Up of Oil Operations, as well as those incurred by the administration for this reason, are paid by Contractor and considered Oil Costs.

ARTICLE 3

EXPLORATION PERIODS

3.1
Contractor is given an exclusive exploration authorization for the Delimited Zone for a first contractual period of forty-two (42) calendar months. The beginning of this first contractual period starts as of the effective date.

At the request of the contractor, submitted at least forty-five days before the expiration of the period, the latter is entitled to an extension of six calendar months to allow the completion of the ongoing works. This extension is granted by decision of the Departments Responsible for Hydrocarbons.

However, Contractor must do its best to complete the work before the end of the information period, under normal circumstances.

This first period may be extended pursuant to Article 3.5.

3.2
If, during the first period, extended if applicable pursuant to Article 3.1 or extended pursuant to Article 3.5, Contractor met its obligations resulting from the contract, especially concerning the work commitments defined in Article 4, the exclusive exploration authorization is renewed at its request for a second period of forty-two (42) calendar months for the entire delimited zone.

The second period may also be extended for the same reasons and under the same conditions as those indicated in Article 3.1 and be the object of an extension pursuant to Article 3.5.

Contractor must submit its request for renewal for the second period at least thirty days before the expiration of the first period, extended or prolonged if applicable. The renewal is granted by decree of the Minister of Hydrocarbons.

3.3
If, during the second period, Contractor met its obligations arising from the contract, especially concerning the work commitments defined in Article 4, the exclusive exploration authorization is renewed at its request for a third period of thirty-six (36) calendar months for the delimited zone.

Contractor must submit its request for renewal for the third period at least thirty days before the expiration of the prior period. The renewal is granted by decree of the Minister of Hydrocarbons.

The third period may also be prolonged at the request of Contractor for the same reasons and under the same conditions as those indicated in Article 3.1 in order to allow completing an ongoing drilling, and it may be the object of extension under the conditions established in Article 3.5.

However, Contractor must do its best to complete drilling operations before the expiration of the ongoing period under normal circumstances.

3.4
At the expiration of the exclusive exploration authorization, Contractor must release the entire delimited zone except for the exploitation zones or areas for which it submitted the request for exclusive exploitation authorization, which is pending.

3.5
Without prejudice to the application of Article 30.2 ii. below, at the duly motivated request of Contractor for the needs of the oil operations, each of these periods may be extended for the term requested by the contractor, which terms cannot be less than one calendar month or more than twelve calendar months at the maximum. This extension would give rise to payment of a bonus in the amount established in Article 28.3.

ARTICLE 4

WORK COMMITMENTS DURING THE EXPLORATION PERIOD

4.1
During the first exploration period defined in Article 3.1, Contractor must carry out the following works:

•                                          Commitment to shoot two thousand kilometers (2,000 km) of 2D seismic,

•                                          Processing and interpretation of 2D seismic data so acquired.

The estimated cost of these works is five million (5,000,000 USD) US Dollars.

4.2
During the second exploration period defined in Article 3.2, Contractor must carry out at least the following works:

•                                          Commitment to shoot seven hundred km2 (700 km2) of 3D seismic,

•                                          Processing and interpretation of 3D seismic data so acquired.

The estimated cost of these works is five million (5,000,000 USD) US Dollars.

4.3
During the third exploration period defined in Article 3.3, Contractor is obligated to carry out the drilling of one exploration well.

The estimated cost of this drilling is fifteen million (15,000,000 USD) US Dollars.

4.4
The drilling indicated above will be carried out until the depth or until the geological formation designated by mutual agreement between Contractor and the State before the expiration of the third exploration period defined in Article 3.3

Drilling is stopped a lesser depth than initially planned if, having been executed according to the rules of the rules generally admitted in the hydrocarbon industry, the stoppage is justified by one of the following reasons:

•                  The designated formation is found at a lesser depth than the contractual depth; in this case, the Parties will consult to examine whether continuing the drilling is of any interest for them;

•                  The basement is found at a lesser depth than planned;

•                  The continuation of the drilling presents a manifest danger due to the existence of abnormal layer pressure;

•                  Rock formations are found whose hardness does not allow continuing drilling with the usual equipment;

•                  Oil formations are found, which require for their protection in order to be crossed, the installation of tubes that do not allow reaching the contractual depth.

The drilling stopped for the above reasons will be reputed to have been done at the contractual depth, provided the reasons invoked were communicated in time to the Administration and considered justified by the latter.

4.5
With the exceptions indicated in the two previous paragraphs, Contractor must carry out all works indicated for an exploration period considered, even if it causes it to exceed the estimated amount for this period.

In exchange, if, for a given exploration period, Contractor meets its work commitment for an amount lower than the amount estimated for this period, it is considered to have met its obligations.

The works exceeding the work commitment, undertaken tor a given exploration period will be charged to the following period and deducted from the work commitment indicated for said period provided they are of the same nature.

4.6
When the Administration finds the Contractor has not met its work commitment for a given exploration period, it notifies the latter in writing. The procedure indicated in Article 49.10 is then implemented mutatis mutandis, as needed if contractor contests the amount of the indemnity referred to in Article 7.3 or if it deems that it met its work commitments hereunder; its obligations will be then suspended until the Parties reach an agreement or until the arbitration award is rendered.

ARTICLE 5

ESTABLISHMENT AND APPROVAL OF THE ANNUAL WORK PROGRAMS

AND THE CORRESPONDING BUDGETS

5.1
At the latest three (3) months after the Effective Date, Contractor submits to the Administration, for approval, an Annual Work Program and the corresponding Budget, for the entire Delimited Zone, specifying the Oil Operations related to the period from the effective date to the following December 31.

At the latest by October 31 of each Calendar Year, the Contractor submits to the Administration, for  approval, an Annual Work Program and the corresponding Budget, for the entire Delimited Zone, specifying the Oil Operations it intends to carry out during the following Calendar year.

The Annual Work Program and the corresponding Budget, including the RES Operation Plan, if any, must be examined by the Technical Committee for the Follow-up of Oil Operations, pursuant to Article 2.2, before being submitted for the approval of the Administration; the opinions, suggestions and recommendations of the Technical Committee for the Follow-Up of Oil Operations must be enclosed.

5.2
If the Administration considers that modifications in the Oil Operations indicated in the Annual Work Program are necessary or useful, it must, within thirty days of the receipt of the Program, inform Contractor in writing indicating the modifications it requests, supported by the justifications it deems appropriate. The Administration and Contractor then meet as quickly as possible to examine the modifications requested and do their best to establish by mutual consent the Annual Work Program and the corresponding Budget in their final form.

In all events, the parts of the Annual Work Program for which the Administration did not request modifications are considered approved and must be carried out by Contractor within the initially established terms.

If, at the expiration of the term of thirty days indicated above, the Administration did not send any requests for modifications to Contractor, the Annual Work Program and the corresponding Budget are deemed approved.

5.3
If the knowledge obtained as the work is carried out or in light of particular circumstances it is justified to make certain minor changes in the Oil Operations indicated in Annual Work Program. Contractor may carry out the corresponding modifications after obtaining the approval of the Departments Responsible for Hydrocarbons, provided the basic objectives established are not modified.

ARTICLE 6

WAIVER OF RIGHTS

6.1
Contractor may waive its rights resulting from the Contract for all or part of the Delimited Zone, subject to the application of the provisions in Article 7.

6.2
During the first exploration period defined in Article 3.1, the waiver can concern only the entire Delimited Zone subject to the provisions in Article 6.5.

6.3
During the second exploration period defined in Article 3.2, the waiver may concern all or part of the Delimited Zone.

6.4
Contractor must inform the Administration by letter of its decision to waive its rights, possibly indicating the part of the Delimited Zone concerned by this waiver. It becomes effective sixty days after receipt of the aforementioned letter, unless the Administration agrees to have the waiver take effect sooner. Within thirty days after the effective date of the waiver, Contractor sends the Administration a detailed report accompanied by the appropriate justifications on the work done by it in the Delimited Zone and the corresponding expenses.

6.5
In the event of waiver, Contractor has the right to keep the Exploitation Zones or the areas for which it submitted a request that is pending.

6.6
In the event of partial waiver, each area returned must be sufficiently large to allow for oil operations, and simple in shape, bordered by earth, parallels and meridians.

6.7
A partial waiver during the second exploration period does not have the effect of reducing the work commitments of Contractor defined in Article 4.3; the portion of the work not yet done on the effective date of any waiver is carried over to the remaining part of the Delimited Zone.

ARTICLE 7

INSUFFICIENCY OF EXPLORATION WORKS

7.1
In the event of waiver of the entire Delimited Zone indicated in Articles 6.2 or 6.3, without meeting the work commitments defined in Article 4, Contractor is obligated to pay to the State, within thirty days from the effective date of the waiver and based on the indications of Article 6.4, an indemnity corresponding to the cost estimated as of the effective date of the waiver, of the work not done.

7.2
Within thirty days from the expiration of either exploration period defined in Article 3, Contractor sends to the administration a detailed report accompanied by the appropriate justifications on the work done by it in the Delimited Zone and the corresponding expenses.

7.3
If, at the expiration of any of the exploration periods, Contractor has not met its work commitments defined in Article 4, it is released from its obligations, provided it pays to the State, within thirty days from the expiration date of the period concerned, an indemnity corresponding to the balance not completed of the work commitments of the period concerned, represented by the difference between the estimated cost indicated in Article 4 and the amount of the work done.

7.4
In the event of delaying the payment of the indemnity payable to the State pursuant to Article 7.1 and 7.3, the amounts owed as such bear interest calculated as of the deadline for the payment of any of the indemnities to the payment by Contractor, at $ LIBOR plus two points.

7.5
The indemnity mentioned in Article 7.3 is independent from any other proceeding possibly pursued by the government for any other irregularity found.

ARTICLE 8

OBLIGATIONS OF CONTRACTOR DURING EXPLORATION PERIODS

8.1
Contractor provides all funds necessary to pay the expenses for the realization of the oil operations defined in the Annual Work Program.

Contractor carries out the oil operations, using either its own supplies, equipment and materials, or supplies, equipment and materials acquired or leased for the purpose, subject to Article 10.3.

8.2
Contractor is responsible for the performance of the Annual Work Programs. The work is done under the best conditions of efficacy and cost; in general, the contractor uses all appropriate means for the performance of the Annual Work Programs taking into account the economic interests of the parties and using the most appropriate techniques according to the rules of the art generally admitted in the hydrocarbon industry.

8.3
Contractor promises to take all practical steps to:

a)                                      assure the protection of the water layers:

•                                          found during drilling, by good sedimentation, of the shaft lining in the wells,

•                                          during the operations for abandonment of non-productive wells, by applying sediment plugs in order to isolate the layers under pressure from the other levels of the reservoirs and surface;

b)                                     carry out the tests necessary to assess the value of the hydrocarbon indices obtained during drilling, and the exploitable character of the deposits discovered.

8.4
Off shore, the work carried out and the installations built by Contractor as part of the contract must, according to their nature and circumstances, be made, placed, indicated, marked, equipped and kept so as to permanently leave, under good safety conditions, free passage for navigation in the waters of the Delimited Zone.

Without prejudice to the above, in order to facilitate navigation, Contractor must install sound or optical devices approved or required by the competent authorities, and maintain them so as to meet the instructions of said authorities.

8.5
During the construction and maintenance of the installations necessary to conduct, the Oil Operations, Contractor must not cause any trouble within the perimeter of a cemetery or a building used as a cultural place already existing at the time of the work. It must not cause any trouble so as to interfere with the normal use of a building without the prior consent of the occupants. Contractor must pay the indemnities for damage or trouble caused by it to said Parties.

8.6
Pursuant to the International Convention for the Prevention of Pollution of the Sea by Hydrocarbons signed in London on May 12, 1954, its amendments and the texts enacted to assure its implementation, Contractor promises to take all precautions necessary to prevent any marine pollution.

8.7
Under similar price, quality and delivery term conditions, Contractor promises, concerning supply, work and service contracts to use Gabonese companies.

The contracts whose amount may reach or exceed three million US dollars (US$ 3,000,000) must be the object of a tender, unless otherwise established and accepted by the Parties.

A copy of the contracts referred to in the previous paragraph, awarded after a tender, will be sent to the Administration within one month from its signing.

Contractor informs the Departments Responsible for Hydrocarbons, at least fifteen days in advance, of the date, time and place of examination of the bids. The person in charge of these Departments, or their representative, may participate in the examination of the bids and their study.

The information made available to the participants in the examination and study of the bids must be communicated, at the same time, to the Departments Responsible for Hydrocarbons.

8.8
A list of all contracts executed by Contractor during each calendar quarter for the performance of the oil operations is transmitted to the Administration within fifteen days after the end of the quarter in question. For each contract, the object and amount, as well as the name of the co-contracting party are specified.

In addition to the copy of the contracts mentioned in Article 8.7, Contractor will also send the Administration a copy of any other contract the latter may request.

ARTICLE 9

[MISSING FROM MASTER]

ARTICLE 10

OWNERSHIP OF THE ASSETS

10.1
The real estate assets such as wells and buildings and their equipment, the wharves, roads, bridges, canals, ports, docks, dams, jetties, water pipes, channels, reservoirs, basins, railroads, land, construction, warehouses, offices, plants, as well as the machines and equipment established permanently in the Delimited Zone, purchased or built by Contractor after the Effective Date, as well as the movables acquired or manufactured by it for the Oil Operations, are property of the State.

Contractor will have exclusive use, free of charge of these movables and real estate, as part of the Contract. It may also use them to carry out other Oil Operations governed by other contracts to which it is a party, against payment of a rental calculated appropriately and approved by the Administration. The resulting revenues are posted to the account of the Oil Costs and are deducted from them. They are paid to the State if the Oil Costs still to be recovered correspond only to operating expenses.

To cover these goods, the Contractor takes out on behalf of the State, all insurance necessary, as required by current regulations and according to generally admitted practice. The insurance premiums paid for this purpose are included in the Oil Costs. The indemnities received in the event of loss are posted to the account of the Oil Costs and are deducted from them. They are paid back to the State if the Oil Costs remaining to be recovered correspond only to operating expenses, unless they are used to replace goods lost or destroyed or if they correspond to the indemnity of a loss suffered by one or several entities making up Contractor, such as for example operating losses.

10.2
The provisions in Article 10.1 do not apply to the goods belonging to said parties, to an entity member of Contractor other than the State or the Affiliated Companies rented by Contractor under a lease or simple rental.

10.3
Under equivalent conditions economic, Contractor undertakes to give priority to the purchase of goods over the lease or rental.

Concerning Heavy Equipment, before choosing whether to buy or rent, Contractor must obtain the opinions, suggestions and recommendations of the Technical Committee for the Follow-up of Oil Operations and submit its choice, duly motivated, to the approval of the Administration. This choice becomes final only after the approval is obtained.

When examining the Annual Work Program and the corresponding Budget, the Administration designates the Heavy Equipment appearing in it for which the Technical Committee for the Follow-up of Oil Operations must be consulted and the approval of the Administration must be required.

Contractor must make available to the Ministry of Hydrocarbons the statements concerning the fixed assets and investments indicated in the Accounting Procedure according to the details and modalities in chapter VII of said procedure.

ARTICLE 11

ACTIVITY REPORTS DURING EXPLORATION PERIODS

11.1
The state, through the Departments Responsible for Hydrocarbons, has all original data related to the oil operations such as geological, geophysical, petrophysical reports, drilling reports, startup reports, as well as all technical accounting and financial information it deems useful to excise its power of control.

11.2
As soon as it prepares or obtains them, Contractor will send to the manager of the Departments Responsible for Hydrocarbons the following documents:

a)                                      a copy of the study reports and geophysical interpretation reports, as well as a complete collection, on stable transparent means, such as “Mylar,” seismic profiles with maximum processing; a copy of the magnetic tapes is kept by Contractor and made available to the manager of the Departments Responsible for Hydrocarbons;

b)                                     a copy of the ongoing daily borehole reports and a copy of the reports on implementation and end of borehole for each drilling, as well as a complete set, in reproducible form, of the boreholes recorded;

c)                                      a copy of the test reports or production tests are made, as well as any study related to the yield or production startup of a well;

d)                                     a copy of the reports related to the analysis made on the boring sample.

A representative part of the boring samples and cuttings taken from each well, as well as some parts of fluids produced during production tests or trials, are also provided within reasonable periods of time. The  boring samples and cuttings in possession of Contractor at the end of the contract are delivered to the manager of the Departments Responsible for Hydrocarbons.

11.3
During the second half of each month Contractor sends to the Departments Responsible for Hydrocarbons a report on the oil operations carried out during the previous month.

11.4
Contractor must inform the Departments Responsible for Hydrocarbons as soon as possible of any discovery of mineral substances and make a report of all findings and useful information related thereto.

11.5
(1) Except for the methods and technologies related to the know how of Contractor, the State is the owner of all samples, original documents, reports prepared or obtained by Contractor in connection with the Oil Operations, the work in geophysical, petrophysical studies, synthesis studies drilling digraphs, even if they are available to Contractor to conduct the Oil Operations. Contractor may hold copies of the samples, documents and reports for the needs of the oil operations.

(2) The parties consider these documents, reports, work, studies and samples, confidential and promise, each on its own behalf, in their name and in the name of the service companies or design studies working on their behalf, not to communicate them to Third Parties without prior written authorization from the other parties.

This obligation survives:

(i)                                     for the entities members of Contractor other than the State for a period of three years after the end of the Contract;

(ii)                                  for the State, at the End of the Contract.

Each entity making a Contractor may, after informing the other entities in the Administration, communicate the aforementioned confidential information and data:

a)                                      to any company interested in good faith in making a possible transfer or giving assistance in the Oil Operations, after such company obtains from this company a commitment to keep confidential such information and data and use them only for the purposes of such transfer or assistance;

b)                                     to any external professional consultants, participating in the oil operations, after obtaining from them, a similar confidentiality commitment, provided Contractor communicates to the Administration without delay, the name of the consultants and the information and data disclosed to them;

c)                                      to any bank or financial establishment from which Contractor seeks or obtains financing, after obtaining a similar confidentiality commitment from these entities;

d)                                     when and to the extent required by the regulations of a recognized stock exchange;

e)                                      as part of any judicial administrative or arbitration disputes;

(3) The provisions of paragraph 11.5 (2) above also apply concerning this Contract and these appendices and all operations related to its performance.

(4) With the prior written agreement of the Administration, Contractor may exchange with any interested party, the confidential data or information of this type against other similar data or information.

ARTICLE 12

UTILIZATION OF NATURAL RESOURCES AND LAND

12.1
Contractor has the possibility, if necessary, by paying the appropriate royalties and subject to compliance with current regulations and the provisions in Article 8.5, to collect and use the surface of the land, the woods, the timber forests, the clay, sand, lime, gypsum, stones other than precious stones, as well as other similar substances necessary for the oil operations.

Contractor must reasonably use these materials to conduct the oil operations.

Contractor may take and use the water necessary for the oil operations provided it does not interfere with irrigation and navigation and that the land, houses or water collection points are not deprived because of such use.

12.2
The State will make available to Contractor for the needs of the oil operations, the land belonging to it as necessary for these operations. Contractor may build and maintain on them, above and below the soil, the necessary installations. It will refrain from requesting the use of land if it does not really need it and that on which there are buildings used by the services of the Administration. Contractor must indemnify the State for any damage caused to the land by the construction, maintenance and use of its installations.

The Administration will authorize Contractor within the framework of the regulations, to build, use and maintain telecommunications networks and channels above or below the soil and along and within the limits of the land that does not belong to the State, provided that the construction, maintenance and use of these networks cause the least damage possible and that they are compliant with the regulations.

12.3
If the oil operations require the occupancy and use of land belonging to private persons, contractor must endeavor to reach with them an agreement establishing an equitable indemnity in exchange for the deprivation of possession suffered. In the event of this agreement, Contractor must notify the Administration, which may:

•                  Either establish the indemnity payable by Contractor if the occupancy of the land is for the short term. The amount of this indemnity will then take into account the actual use of this land by the owner at the time of occupancy.

•                  Or proceed with the expropriation of this land according to current procedures if their occupancy is for the long term or if after it, they will become improper for their original us. The rights are acquired and registered in the name of the State; however, Contractor has free use in order to conduct the Oil Operation throughout the term of the Contract. The expenses, charges and indemnities resulting from the expropriation procedure are paid by contractor.

12.4
All expenses actually incurred and paid by Contractor under this Article 12 or under Article 13 below, such as, without limitation, royalties, indemnities, damages, compensations, expropriation costs and expenses related to it are considered Oil Costs.

ARTICLE 13

USE OF THE INSTALLATIONS

13.1
For the needs of the oil operations, Contractor may use, under common law conditions, any railroad, tramway, road, airport, landing strip, canal, river, bridge, body of water, and any telecommunications network, regardless of whether it is property of the state or of private companies, against payment of the royalties that may apply or which must be established by mutual consent, in exchange for such use and the costs for their construction, setup, and maintenance. Contractor may thus use, for the needs of the oil operations, any transport means by land, sea, or air, provided it complies with the laws and regulations governing their use.

13.2
The state may use, in exceptional cases, the transport means and communication means set up by Contractor in the event of need resulting from national catastrophes, cataclysms, internal or external dangers.  Contractor makes its means available to the state upon requisition or simple request from the latter.

13.3
The state may build, exploit, and maintain on and under the land made available to Contractor, or along the roads, railroads, airports, landing strips, channels, bridges, protection dams against flood, police stations, military installations, canalizations, telecommunications networks, being careful not to endanger or significantly interfere with the oil operations, except in the event of national need.

ARTICLE 14

PROTECTION OF THE ENVIRONMENT

14.1
Since the oil operations have an impact on the environment, Contractor must assure during its operations:

a)                                      the preservation of the natural resources of Gabon and the protection of its environment;

b)                                     the use of techniques according to the rules of the art valid in the oil industry intended to prevent or, at least limit, the damage likely to be caused to the environment;

c)                                      application of pollution prevention programs, waste treatment, preservation of the natural resources and the restoration and rehabilitation of the land damaged by the oil operations.

14.2
(1) Contractor must take all suitable and necessary actions to:

(a)                                  compensate said parties for the damage suffered by them or for the damage caused to their assets by the oil operations;

(b)                                 minimize the damage to the environment within the delimited zone and the neighboring zones.

(2) Contractor does not assume any responsibility concerning the exploration wells drilled by said parties before the effective date of the contract, such as the wells of Ostrea Marine, Meboun Cormoran Marine and Meboun Cormoran Marine Quest. Consequently, the state waives any remedy against Contractor or one of its members, its assigns and their affiliates, directly or indirectly related to these exploration wells, damage and losses resulting from them, and also holds it harmless against any remedy of said parties of any nature whatsoever related to the damage caused to the third parties by these wells. These provisions, however, will not apply to the well or wells that are taken over by Contractor in the framework of the oil operations.

14.3
If Contractor fails to respect the terms of paragraph (b) in Article 14.2 or violates any law on environmental protection and such noncompliance or violation causes damage to the environment, Contractor must take all necessary and reasonable measures to remedy such noncompliance or such violation and their effects.

14.4
If the Departments Responsible for Hydrocarbons find that the works or installations built by Contractor endanger or may endanger the persons or their assets, cause pollution of the environment or endanger the fauna to such a degree that the Departments Responsible for Hydrocarbons may deem unacceptable, it will order Contractor to take all measures to remedy as soon as possible the damage caused, and may even ask it to interrupt the oil operations in full or in part until adequate measures are taken to repair the damage caused.

14.5
The measures to be taken by Contractor in order to comply with the terms of paragraph (b) in Article 14.2 will be determined in agreement with the Departments Responsible for Hydrocarbons at the beginning of the operations or at the time of any change in the objectives or work methods. Contractor must take into account the international standard rules and standards applicable in such circumstances. Contractor must notify the Ministry in writing of the measures finally selected and cause such measures to be reviewed based on prevailing conditions from time to time.

14.6
For this purpose, Contractor must ask an agency or company internationally recognized for its knowledge of environmental problems in order to carry out two environmental impact studies in order to:

•                  determine the prevailing situation in connection with the environment, the human beings, land and marine fauna within the Delimited Zone and the surrounding zones at the time the studies are made.

•                  establish under what are the effects on the environment, the human beings, the land and marine fauna within the Delimited Zone because of the oil operations carried out as part of the Contract and propose the measures and methods indicated in Article 14.5 likely to minimize the damage caused to the environment and restore the sites within the Delimited Zone.

14.7
The first study, which concerns the exploration work, must have two parts:

•                  one preliminary part that must be carried out before any land seismic work,

•                  a second part which must deal with the drilling phase.

14.8
The second stage, which concerns development and exploration work must be completed before the beginning of the production operations and must be submitted to the Administration by Contractor at the same time as the development plan.

14.9
The studies mentioned in Article 14.6 must contain instructions in matters of environmental protection to be followed in order to minimize the damage caused to the environment and especially deal with the following points:

a)	selection of drilling sites
b)	drilling mud and cuttings
c)	cementation of the casings
d)	protection of the water layers
e)	eruption prevention plan
f)	burning of torch gas during the phases of testing and completion of the oil wells
g)	abandonment of the wells
h)	dismantling of drilling equipment
i)	storage and transport of fuels
j)	utilization of explosives
k)	encampment place
l)	place for depositing liquid and solid waste
m)	cultural and archeological sites
n)	fauna and its habitat
o)	noise control
p)	places of worship

14.10
Contractor must make sure that:

a)	the oil operations are carried out under acceptable conditions of environmental protection and according to the rules of the art and internationally admitted industrial practices,

b)

impact studies of the oil operations on the environment are made available to the employees of Contractor and its contractors in order to sensitize them to the methods and measures to be taken during oil operations,

c)	all contract executed between Contractor and its contractors and having to do with the oil operations takes into account the clauses related to environmental protection included in this Contract,

d)

all precautions must be made to prevent marine pollution by application of the international convention for the prevention of sea pollution by hydrocarbons signed on May 12, 1954, its amendments and the texts introduced for its implementation. The State may decide on any additional measure to assure the preservation of the marine area.

14.11
Before starting any drilling operation, Contractor must prepare and submit to the Departments Responsible for Hydrocarbons a plan for the fight against possible oil spills and fires.

14.12
In the case of:

a) an emergency or accident resulting from the oil operations and affecting the environment, Contractor must immediately inform the Departments Responsible for Hydrocarbons and introduce adequate measures commonly admitted in the international oil industry

b) fire or oil spilled, Contractor must immediately implement the emergency plan prepared by it and approved by the Departments Responsible for Hydrocarbons.

14.13
If Contractor fails to respect one of the terms contained in Article 14, the Departments Responsible for Hydrocarbons may take any action in order to assure its application. In this case, Contractor will pay the costs of such action, capital and interest calculated at the rate of $ LIBOR plus two (2) points.

14.14
(1) Subject to the provisions in Article 18.4 below, Contractor must carry out the RES Operations at the expiration of the Contract or release exploitation area.

These RES Operations must be carried out according to the RES Operation Plan in accordance with the rules of the art and generally practices in the international oil industry under the conditions and by the modalities referred to below.

(2) Contractor will submit an RES Operation Plan for the Exploitation Zone at the same time as the Development and Production Plan referred to in Article 20.1,

This RES Operation Plan will include in particular:

•                                          description of the RES Operations,

•                                          estimate of the remaining reserves and planned production profiles,

•                                          total estimated cost of RES Operations,

•                                          realization planning of RES Operations.

Each year, Contractor will make revisions in this RES Operation Plan to take into account especially the evolution of technical and financial parameters. In this case, the RES Operation Plan so revised will become the new RES Operation Plan which will be taken into account for the calculation of the RES allotments.

The RES Operation Plan and its annual revisions will be approved by the Administration based on the opinion of the Technical Committee for the Follow-Up of Oil Operations.

14.15
(1) In order to cover, when time comes, the expenses related to the RES Operations, Contractor must, as of the start of production in a deposit, set up a Trust and give a Trustee the management of the RES Account. The Trustee will be chosen by mutual agreement of the Parties.

(2) As of its set-up, the RES account will be funded annually by the revenue obtained from selling hydrocarbons allocated to the constitution of the RES funds. The corresponding funds will be paid to the Trustee by Operator acting on behalf of Contractor.

These allocations, whose amount and calculation and payment modalities are stipulated in the Accounting Procedure enclosed in Appendix 2, are included in the Oil Costs.  The interest generated by the funds saved in the RES Account will be added to these funds and will also bear interest until they are used for the RES Operations.

(3) The Parties undertake to take all steps to perform the obligations above with diligence and by granting speedily all authorizations, administrative or others, which may be necessary for their perfect performance.

(4) The modalities and conditions for the use of the amounts deposited as indicated above are as follows:

•                                          If the expenses of the RES Operations exceed the amount of the aforementioned funds, Contractor must find a solution in order to carry out the RES Operations indicated in the RES plan and finance the balance to the extent that the RES allocations proposed by Contractor have not been refused by the State.

•                                          If, after the RES Operations and after all expenses related to the RES Operations are paid, these expenses are lower than the amount of the RES funds saved, the amount of these funds not used according to their object will be:

•                                          shared between the State and Contractor in the proportion indicated in Article 25.1 and depending on the applicable portion before the start-up of the RES Operations if the entire RES allocations were covered by Contractor pursuant to Article 24;

•                                          paid to Contractor up to the amount of the non-recovered RES allocations, while the excess, if any, is shared between the State and Contractor under the conditions indicated in the previous paragraph.

The other modalities related to the RES Account are detailed in the Accounting Procedure which constitutes Appendix 2.

14.16
In order to abandon a deposit at the normal expiration of the Exclusive Exploitation Authorization, including its possible renewals, or in the case of abandonment for duly justified reasons under Article 18.2, Contractor will notify the Departments Responsible for Hydrocarbons about the RES Operation Plan at least two (2) years before the end of the RES operations.

The start-up of this Plan may not be refused by the Administration other than in the cases indicated in Article 18.4 (1) below.

ARTICLE 15

EXPIRATION OF THE CONTRACT AT THE END OF THE EXPLORATION.

If, during the exploration periods, Contractor did not discover any hydrocarbon deposit presumed to be commercially exploitable, or declared as such and giving right to obtain an Exclusive Exploitation Authorization, the Contract is terminated at the expiration of said periods.

Contractor is not released from its contractual obligations arising before the expiration of the Contract and not yet honored, in full or in part, as of the date of said expiration. It remains obligated to fulfill such obligations according to the regulations and contractual provisions; the validity of the latter is extended for this purpose.

ARTICLE 16

DISCOVERY AND OBLIGATION TO EXPLOIT

16.1
Subject to the application of the provisions in Article 30, in the event of discovery of hydrocarbons, Contractor must inform the Administration in writing within ten days after the end of the tests that allow presuming the existence of a Deposit.

16.2
The commercially exploitable character or presumed as such over the Deposit is established by the parties, which meets for this purpose and enter their agreement on this point in a document signed jointly.

16.3
For this purpose, Contractor must provide to the Administration all the information that allows for a detailed examination of the data related the Deposit discovered and giving an opinion with complete knowledge of the facts, as to the commercially exploitable or non-exploitable character of the Deposit. This information must be provided as it is obtained by Contractor.

16.4
Subject to meeting its commitments and obligations set forth in the Contract, and especially in Article 16.3, a Deposit considered commercially exploitable pursuant to the above, gives right to Contractor to an Exclusive Exploitation Authorization; the area concerned will constitute the Exploitation Zone, as of the effective date of this Exclusive Exploitation Authorization. It will be limited, in project at soil level, to the presumed area of the Deposit, determined on the basis of available geological and geophysical data.

The Exclusive Exploitation Authorization is granted by decree of the Minister of Hydrocarbons at the request of Contractor made in the forms and terms indicated in Article 17.1.

16.5
If Contractor makes several commercially exploitable discoveries in the Delimited Zone, each of them will be the object of an Exclusive Exploitation Authorization and will constitute a different Exploitation Zone. However, for the needs of Articles 24, 25 and 26.1, c), the production of all Exploitation Zones arising from the Delimited Zone is taken into account.

16.6
The quantities of hydrocarbons produced before a Deposit has been declared commercially exploitable pursuant to Article 16.2 are measured according to Article 29 and that included in the quantities subject to the provisions of Articles 24 to 26, excluding those used for the needs of the oil operations or lost, provided that, however, concerning the latter, Contractor provides all useful explanations and justifications to the Administration.

ARTICLE 17

REQUEST FOR EXCLUSIVE EXPLOITATION AUTHORIZATION AND
DELIMITATION OF THE EXPLOITATION ZONES

17.1
To obtain an Exclusive Exploitation Authorization, Contractor must request it from the Minister of Hydrocarbons.

This request, the enclosures attached to it as well as the information provided will be written in French; they are dated and signed by the applicant.

The request, the enclosed documents and information are delivered in three copies, two to the manager of the Departments Responsible for Hydrocarbons and the third to the Minister of Hydrocarbons.

The applicant must approve his identity and indicate the elected domicile; if he acts in the capacity of proxy, he must prove his identity domicile and powers of attorney.

The application submitted pursuant to this article must provide, concerning the companies making up Contractor, information on their legal form, headquarters, capital and last name, first name, names, nationality, quality of title and domicile of the persons who participate under the bylaws in the direction, management and administration of these companies and having rights to corporate signature.

Any request made for a company must be accompanied by the powers of attorney of the signatories of the request and certified through copy of the bylaws of the company, the documents proving its incorporation in the balance sheets of the last three fiscal years

The request must include:

•                  The project for delimitation of the Exploitation Zone which must be strictly circumscribed, in projection at soil level to the presumed area of the Deposit discovered;

•                  The backup documents (geological, geophysical interpretations, boreholes, etc.) on which the determination of the area is based;

•                  The provisional estimate of the recoverable reserves and of the annual production of the Deposit;

•                  An excerpt of the map at 1/200,000, the reporting peaks and limits of the zone concerned by the request;

•                  A detailed memorandum indicating the results of the exploration were done in the Delimited Zone and giving the position, nature and characteristics of the Deposit;

•                  A general exploitation program of the Deposit as well as an estimate of the development and production investments;

•                  A provisional program for training and recruitment of national workers.

17.2
Any subsequent modification of the legal form of the bylaws or of the capital of the companies making up Contractor, any change in the persons referred in the 5th paragraph in Article 17.1, must be immediately communicated to the Minister of Hydrocarbons and the manager of the Departments Responsible for Hydrocarbons. Each Company making up Contractor sends annually to the Departments Responsible for Hydrocarbons the copy of the accounts and balance sheets of the companies making it up, submitted for approval to their general shareholders meetings, and all reports of their management and administration presented for said purpose to these meetings.

17.3
Subject to Article 30, the right to obtain an Exclusive Exploitation Authorization survives only if the request reaches the Administration within two months after the signing date of the document indicated in Article 16.2 and, in any event, at the latest two months after the final expiration date of the Exclusive Exploration Authorization.

17.4
The request concerning renewals of the Exclusive Exploitation Authorization indicated in Article 18.1, must be submitted at the latest 90 days before the expiration date of the previous Exclusive Exploitation Authorization and in the same forms as those indicated in Article 17.1.

17.5
lf, within the term of one year after the granting of an Exclusive Exploitation Authorization it appears that the Deposit is larger than the Exploitation Zone, the Minister of Hydrocarbons may grant to Contractor by decree, at the request of the latter and as part of the same Exclusive Exploitation Authorization, an additional area, so that the Deposit be totally covered, provided however, that the area is included within the Delimited Zone. Contractor may not benefit from such extension if the area considered has already been allocated to a third party or is concerned by a pending request of a third party in this sense.

ARTICLE 18

TERM OF THE EXCLUSIVE EXPLOITATION AUTHORIZATION

18.1
Without prejudice to the specific provisions in Article 30 below, the Exclusive Exploitation Authorization is granted to Contractor by decree of the Minister of Hydrocarbons; it enters into effect as of the date of its issuance. Its term is ten (10) years from the beginning date of production.

If, at the end of this term of ten years, the commercial exploitation of the Exploitation Zone is still possible, the related Exclusive Exploitation Authorization is renewed at the request of Contractor by decree of the Minister of Hydrocarbons for a term of five (5) years provided that the obligations and commitments indicated in the Contract have been.

The Exclusive Exploitation Authorization may be renewed a second time for a term of five (5) years, under the same conditions indicated above.

When a renewal is planned, and given the financial results obtained by the Parties during the previous term, they may agree on new provisions for Articles 24 through 26.

18.2
The Contractor may at any time waive an Exclusive Exploitation Authorization. Contractor must inform the Administration in writing of its decision to waive, and such waiver becomes effective sixty days after receipt of this information, unless the Administration agrees for such waiver to take effect earlier. The Exploitation Zone becomes free as of the effective date of the waiver.

18.3
The Contract ends on the expiration date of the last Exclusive Exploitation Authorization or, if applicable, as of the effective date of the waiver referred to above; however, the Parties are not released from their contractual obligations arising before the expiration of the Contract and which are not fully honored as of the date of said expiration or waiver. They are obligated to meet them according to the regulations and to contractual provisions. The validity of the Contract is extended for this purpose, especially for the completion of the RES Operations.

The same holds true for the obligations of either one of the Parties that remain after the expiration of the Contract, especially those stipulated in Articles 11.5 (2), 14.2 (2), 18.4 (3), and 30.3.

18.4

(1)           Contractor will not be obligated to carry out the RES Operations, at the expiration of the Contract mentioned in Article 18.3, in the cases listed below, with limitation thereto:

(i)                       the exploitation of the Deposits in said Exploitation Zone is continued by a third party or by the Administration alone or together with a third party (hereinafter “the Successor”);

(ii)                      the Administration asks Contractor for duly motivated reasons not to proceed with the RES Operations, for example the conservation of the installations necessary for the exploitation of other Exploitation Zones, with the specification that in this case the Administration may not oppose the securing and final abandonment of the wells located in the Exploitation Zone.

(2)           In cases referred to in paragraph (1) above, the Parties agree as follows:

(i)                       Successor and Contractor will enter into a transfer agreement specifying in particular the date of the transfer and identification of the wells, or movables or real estate assets and installations transferred—especially those identified in Article 10.1, provided they are necessary to continue the exploitation and that their custody is transferred to the Successor and

(ii)                      Contractor will assume that even after the expiration of the contract, the funds in the RES account are available to any artificial person which will be in charge, when time comes, of the performance of the RES Operations, especially by the Successor or by the Administration.

(3)           In the cases referred to in Article 18.4 (1) the State waives any remedy against Contractor or one of its members, its assigns and their Affiliates, in direct or indirect relation with the RES Operations of which it dispensed Contractor from carrying out or the resulting damages and also holds them harmless against all remedies of third parties of any nature whatsoever in connection with the damage caused to the third parties by the wells, movables or real estate and installations not abandoned by Contractor at the request of the Administration.

ARTICLE 19

PARTICIPATION OF THE STATE

19.1

(1)                                  Under the conditions and with the reservations expressed in this Article 19, the State participates automatically with up to fifteen percent (15%) in the rights and obligations of Contractor arising from the Contract, so that the distribution of the holdings in Contractor will be as follows, as of the effective date:

Total Gabon	eighty-five percent (85%)
State	fifteen percent (15%)

(2)                                  As member of Contractor, the State does not participate in exploration and appreciation expenses, as defined in paragraphs a) and b) Article III-1-7 of the Accounting Procedure. Without prejudice to the application to Total Gabon of the provisions in Appendix 3 hereof, these expenses will be paid by the other companies making up Contractor; as of the start of production, they will be recovered as oil costs under the conditions specified in Article 24 below, only by the companies member of Contractor which finance them, while the rights to the corresponding Oil Costs are allocated to all these companies.

(3)                                  Under the reservations set forth in Article 19.1 (2) above, the State participates, up to the participation of the State, in the expenses related to the oil operations or planned in the Contract for the Exploitation Zones; consequently, the State has the right to recover the Oil Costs corresponding to these expenses in the amount of the participation of the State.

The financing of the share of the expenses of the State will be assured in the form of sharing by the other companies making up Contractor, according to the principles established in Articles 19.1 to 19.4 below and in the modalities specified in the financing agreement signed at the same time between the Parties.

(4)                                  For the application of Article 19.1 (3) and with the reservations referred to in Article 19.1 (2), each entity member of Contractor will pay, up to its participation mentioned in Article 19.1 (1), the charge of the expenses made for the oil operations or for the payments required under the Contract, be it expenses which are or not part of the recoverable Oil Costs and, in the case of expenses constituting Oil Costs, whether or not such expenses were recovered as a consequence of the refusal, objections, or delays of the Administration.

19.2

(1)                                  As of the start date of Production, the State will reimburse to the other companies making up Contractor, in kind, its share of the expenses related to the development studies carried out and paid by these other companies before the granting date of the Exclusive Exploitation Authorization, as well as its share of the sums corresponding to the calls for funds made by Operator and advanced to the State by the other companies making up Contractor for the expenses referred to in Article 19.1 (3) above, according to the conditions specified in the financing agreement.

(2)                                  To assure the reimbursement of the amounts advanced to the State by the other companies making up Contractor, including the payment of interest referred to in Article 19.3 (2) below, the State transfers to these companies a part of the net production of crude oil obtained from the Delimited Zone to which it is entitled under the participation of the State, up to the limit of seventy percent (70%) of said Net Production.

If, during the calendar month in question, this part is insufficient, the balance, if any, is added to the amount owed at the end of the next month; however, this delay must not have the effect of exceeding the limit of seventy percent mentioned above. Consequently, the total possible balance of the subsequent calls for funds is payable only within the above limit, while the surplus is carried forward and settled under the conditions specified in the financing agreement.

For the needs of this article, the quantities of hydrocarbons delivered in payment by the State within the limit established in the previous paragraph, are valued at the Official Transfer Price.

On behalf of the other entities of Contractor, the operator picks up this part of the production and allocates the revenue obtained from the sale of the corresponding hydrocarbons to the reimbursement of the advances and interests, whereby the corresponding sale is exempt from all taxes, royalties, fees and dues.

(3)           The State will refrain from granting any sureties, from encumbering or pledging in any manner the participation of the State, or from using it to obtain a line credit for its own benefit, concerning this part of the net production mentioned above 70% and, in addition, it will refrain from picking up or causing any third party to pick up the corresponding quantities of hydrocarbons.

19.3

(1)           As of the granting of an Exclusive Exploitation Authorization, Contractor opens keeps updated a “State Participation Account” to which it posts the advances made to the State, the interest stipulated in Article 19.3 (2) below and the reimbursements made with the revenue of the sales of hydrocarbons mentioned in Article 19.2 (2) above. The modalities of this State Participation Account are detailed in the financing agreement.

(2)           The amounts owed by the State as reimbursement of the share of the expenses referred to in this Article 19 will bear interest at the $ LIBOR plus two points. Such interest is calculated prorata temporis as of the effective date of the advances granted to the State for the State participation until their complete reimbursement. At the end of a given calendar year, the interest matured and not paid will be added to the accumulated amount of the advances not reimbursed and bear interest until the date of their payment.

19.4

(1)           Subject to Article 19.4 (2), the State may at any time transfer to a company of its choice, all or part of the State participation, if the good technical or financial reputation of the third party, who is the potential buyer, is well established

In the event of transfer of the State participation to a third party, the amounts owed by the State as they appear in the debit of the advance account, are immediately reimbursed to the other companies making up Contractor in the amount of the percentage of the State participation transferred to such third party. In the event of partial transfer, the third party transferee participates up to its participation percentage, in the financing of the amounts advanced to the State by the entities member of Contractor, in order to finance the State participation, which is still owned by the State.

(2)           The other companies making up Contractor have a preemptive right on the transfers by the State of the State participation.  Consequently, and before a transfer to a third party becomes effective, the State must propose to the other companies making up Contractor to buy the State participation under the same conditions as those agreed upon between the State and the Third party buyer.

In the event of preemption by several companies making up Contractor, the preempted participation will be distributed between these entities in the proportion of the participation percentage held by each of them in the rights and obligations of Contractor, unless otherwise agreed upon between these entities.

If none of the companies making up Contractor exercises this preemptive right within a term of sixty (60) days after receipt by Contractor of all the information indicated in the previous paragraph, it is reputed to have waived exercising its preemptive right.

(3)           The rights and obligations arising from the association agreement between the companies making up Contractor in connection with any transfer made pursuant to this article or Article 42, must not in any case limit the exercise by the State of its rights indicated above, or increase its obligations related to the State participation or reduce the scope and effects of such participation.

ARTICLE 20

PROGRAM OF DEVELOPMENT

20.1

Without prejudice to the specific provisions concerning Natural Gas and especially Article 30 below, within six months after the granting of an Exclusive Exploitation Authorization, Contractor must present and submit for the approval of the Administration a detailed development and production program, specifying in particular:

•      Item by item, the equipment and work necessary planned for the start of production, such as the number of development wells, the number of platforms, pipelines, production installations, processing storage and loading installations necessary,

•      The corresponding cost estimates;

•      The planned calendar for the performance of the work, equipment and installations indicated above;

•      The estimated date of the start of production.

•      The estate of the recoverable reserves and annual production.

•      The ongoing RES Operation Plan or at the end of the exploitation, which will be reviewed annually under the conditions specified in Article 14.14.

This development and production program must have been examined by the Technical Committee for the Follow-up of Oil Operations, pursuant to Article 2.2; before being submitted to the Administration accompanied by the opinions, suggestions and recommendations of the latter.

20.2

If the Administration considers that modifications are necessary or useful in the development and production program mentioned above, it must, within ninety days after the receipt of the program, inform Contractor in Writing indicating the modifications requested it, supported by the justifications deemed useful.

The Administration and Contractor will meet as soon as possible to examine the modifications requested and established by mutual consent, the program in its final form. This program is considered approved as of the date of said agreement.

In all events, the parts of the program for which the Administration did not request modifications are considered approved and must be carried out by Contractor within the initially established terms.

If at the expiration of the above term, the Administration has not sent to Contractor a request for modifications, the program is considered approved.

ARTICLE 21

OBLIGATIONS OF CONTRACTOR DURING DEVELOPMENT AND EXPLOITATION PERIODS

21.1

Unless otherwise established in special provisions, Articles 5, 8, 10 and 11 of the Contract are applicable “mutatis mutandis,” to the oil operations carried out as part of the exclusive Exploitation Authorizations.

21.2

As of the granting of an Exclusive Exploitation Authorization, Contractor undertakes to proceed with diligence with the development drillings necessary, adopting a space between them according to the art generally admitted in the hydrocarbon industry and so as to allow for the best economic recovery for the Parties of the hydrocarbons contained in the Deposit.

Barring exceptional and duly justified circumstances, Contractor must start development operations at the latest four months after the approval of the Administration of the development and production program defined in Article 20.

21.3

Contractor must observe, in its production operations, all rules of the art generally admitted in the hydrocarbon industry so as to assure the best economic recovery for the Parties of the hydrocarbons contained in the Deposit.

21.4

As soon as technically possible, Contractor must carry out studies to set up an assisted recovery program in the Deposit and use in useful time these recovery techniques if likely to lead, under economic conditions satisfactory for the Parties, to an improvement in the recovery rates of the hydrocarbons contained in the Deposit.

21.5

Contractor must give to the Administration all reports, studies, measurement results, tests and trials as well as the documents to control the exploitation of the Deposits in order to make sure that it takes place under good conditions, especially in accordance with the above provisions.

In particular, in each production well, it must carry out the following operations:

•      Record of the daily, monthly and annual production of hydrocarbons;

•      Monthly control of the “gas oil ratio”;

•      Annual measurement of the pressure of the reservoirs of a sample of wells judicially chosen and representing at least half the wells of the Deposit.

Contractor must apply all recommendations of the Administration in matters of preservation of the Deposits and comply with current regulations in matters of pollution and safety of the assets and persons.

21.6

Contractor must produce annually the quantities of hydrocarbons from each Deposit according to generally admitted international standards in the hydrocarbon industry, especially by applying the rules for good preservation of the Deposits which assure optimal recovery of the reserves of hydrocarbons under normal economic conditions for the Parties.

21.7

Contractor contributes to a hydrocarbon support fund created in order to assure the progress of oil Research and Promotion. This contribution is established as follows:

a)             In exploration phase, the annual contribution will be three hundred thousand ($300,000) US Dollars per Calendar Year. This amount is paid to an account opened for this purpose by the State. This contribution will be included in the Oil Costs.

b)            In production phase, the annual contribution of Contractor to this hydrocarbon support fund will be equal to:

(i)            Five hundred thousand ($500,000) US Dollars per Calendar Year.  This contribution will be included in the Oil Costs and

(ii)           an amount calculated based on the Net Crude Oil Production at the rate of 0.05 US Dollars per barrel produced. This contribution will not be included in the Oil Costs.

21.8

Contractor must contribute to the Equipment of the General Department of Hydrocarbons.

This contribution is established as follows:

(i)            In exploration phase, payment of an amount of two hundred fifty (250,000) US Dollars per Calendar year;

(ii)           In exploitation phase, payment of an amount of four hundred thousand (400,000) US Dollars per Calendar year;

The contribution to the equipment of the Departments Responsible for Hydrocarbons is included in oil costs.

21.9

The amounts referred to in Article 21.7 a), 21.7 b) (i) and 21.8 above are paid by Contractor for each Calendar Year in one or several installments, within a term of seven (7) days after the request of the State until the amount of the contribution concerned is reached for the Calendar Year in question. For each incomplete calendar year, Contractor will pay to the Administration the amounts indicated above prorata temporis.

21.10

During development and exploitation period, Contractor must make available to the representatives of the Departments Responsible for Hydrocarbons all means that allow them to permanently follow-up the oil operations. This inspection will be included in the Oil Costs.

ARTICLE 22

RIGHTS OF CONTRACTOR RELATED TO EXCLUSIVE EXPLOITATION AUTHORIZATIONS

22.1

Barring special provisions, Articles 9, 12, 13 and 14 of the Contract apply, “mutatis mutandis,” to the oil operations carried out under the Exclusive Exploitation Authorizations.

22.2

The Contractor may, subject to compliance with current regulations, build, use, operate and maintain all production storage and transport installations for hydrocarbons necessary for the product, transport, delivery and loading of the products extracted, subject to the provisions in Article 10.3.

22.3

If there is no available and sufficient evacuation capacity, Contractor may build, under the conditions set forth in regulations, a channel allowing for evacuation of the project.  For this purpose, Contractor delivers to the Administration, for approval, and before the work, plans according to the layout established by it and the planned location of the channel it intends to build.  All channels crossing or traced along routes or roads (other than those used in oil operations) are built so as not to interfere with traffic.  Transport conditions as well as the security regulations of these constructions must comply with current regulations in the matter.

22.4

Within the limit of the available capacities and normal, non -discriminatory rates, Contractor must allow third parties to use the infrastructures for hydrocarbon transport, processing and storage made as part of the oil operations.

The rates, conditions applied must be justified and submitted for the prior approval of the Departments Responsible for Hydrocarbons. The rate is established so as to allow recovering the exploitation expenses of the construction, including the part of the cost of the installations at least equal to current or usual tax amortization in Gabon, and calculated on the original acquisition value, obtaining a reasonable profit margin representing the remuneration of the capital invested to build such infrastructure.

ARTICLE 23

OBLIGATION TO MARKET THE PRODUCTION

23.1

As soon as the production of a hydrocarbon deposit becomes regular, Contractor must make his best efforts, in accordance with generally admitted practices in the oil industry, to obtain the best valorization of the products extracted, so that the marketing conditions of the quantities allocated to it does not have a negative impact on the prices of Gabonese hydrocarbons in the international market.

23.2

Contractor must make its best efforts so that the prices obtained at the export of Gabonese hydrocarbons are in accordance with those charged in the international market at the time of the sale, for equivalent quality, quantities, freight and payment terms.

ARTICLE 24

RECOVERY OF OIL COSTS

24.1

Contractor is entitled to recover the oil costs incurred by it within the delimited zone, by withholding part of the net hydrocarbon production originating exclusively from said zone. In any case, the recovery of oil costs may not take place by withholding from the hydrocarbon production originated from deposits located outside said delimited zone.

For the application of the above paragraph, pursuant to Article 26.7 in the accounting procedure, Contractor must have an oil cost account.

24.2

Contractor has the right to recover oil costs from the beginning and as production progresses.

This right gives contractor the right to make withholdings a part of the net production of the delimited zone. These withholdings are made up to the amount of the oil costs but may not exceed, for a given calendar year:

(i)            75% of the net production obtained during said year, as long as the accumulated Net production is lower than one hundred fifty barrels (150,000,000 barrels),

(ii)           73% of the net production obtained during said year, as long as the accumulated net production ranges between one hundred fifty million barrels (150,000,000 barrels) and three hundred million barrels (300,000,000 barrels),

(ii)           70% of the net production obtained during said year, when the accumulated net production exceeds three hundred million barrels (300,000,000 barrels).

The hydrocarbons that are held by Contractor, pursuant to this article, are valued for the purposes of accounting in the oil cost account referred to in Article 26.7, at the official transfer price.

24.3

The total recovery during the calendar year, expressed in quantity of hydrocarbons, may not in any case exceed the percentage established in Article 24.2 of the net production of said calendar year.

24.4

If, during the calendar year, the net production of the delimited zone does not allow Contractor to fully recover the oil costs pursuant to Articles 24.1 to 24.3, the amount of the oil costs not recovered during that calendar year is carried forward to the following calendar years until the total recover of the oil costs, or at the end of the contract.

24.5

In the event of discovery within the Delimited Zone of Deposits producing hydrocarbons of different qualities, Oil Costs are recovered, taking into account each of the qualities, proportionately to the total available production.

ARTICLE 25

SHARING OF THE PRODUCTION OF CRUDE OIL

25.1

After Contractor withholds part of the Net Production of Crude Oil in order to recover the Oil Costs, pursuant to Article 24, the Remaining Production of Crude Oil it shared between the State and Contractor according to the following modalities:

a)             When the daily average of the Total Available Production of the Delimited Zone for a given calendar month, is equal to or lower than seventy-five thousand (75,000) Barrels, the Remaining Production is shared between:

• the State:	fifty percent (50%) and
• Contractor:	fifty percent (50%).

b)            When the daily average of the Total Available Production of the Delimited Zone for a given calendar month is higher than seventy-five thousand (75,000) Barrels and lower than or equal to one hundred and fifty thousand (150,000) Barrels, the additional portion of the Remaining Production is shared between:

• the State:	fifty-five percent (55%) and
• Contractor:	forty-five percent (45%).

c)             When the daily average of the Total Available Production of the Delimited Zone for a given calendar month is higher than one hundred fifty thousand (150,000) Barrels and lower than or equal to two hundred and twenty-five thousand (225,000) Barrels, the additional portion of the Remaining Production is shared between:

• the State:	sixty percent (60%) and
• Contractor:	forty percent (40%).

d)            When the daily average of the Total Available Production of the Delimited Zone for a given calendar month is higher than two hundred twenty-five thousand (225,000) Barrels and lower than or equal to three hundred thousand (300,000) Barrels, the additional portion of the Remaining Production is shared between:

• the State:	sixty-seven and one-half percent (67.5%)
• Contractor:	thirty-two and one-half percent (32.5%).

e)             When the daily average of the Total Available Production of the Delimited Zone for a given calendar month is higher than three hundred thousand (300,000) Barrels, the additional portion of the Remaining Production is shared between:

• the State:	seventy-five (75%)
• Contractor:	twenty-five (25%).

The entities member of Contractor, unless otherwise agreed between them, share the remaining Production of Contractor to the extent of their respective participations.

In the event of discovery within the Delimited Zone of Crude Oil of different qualities, the State and Contractor share separately each of the qualities of the Remaining Production of Crude Oil, proportionately to the Total Available Production.

Contractor is entitled to its share Crude Oil from the beginning and as production progresses.

25.2

The State withholds in kind its share of production defined in Article 25.1.

However, at the request of the State, sent within ninety days prior to the scheduled date for the pick-ups, Contractor is obligated to sell all or part of the quantities of hydrocarbons allocated to it under the aforementioned Article and pay the price. In this case, Contractor makes its best efforts to obtain in the market a selling price at least equal to the Official Transfer Price. In this operation, Contractor benefits from a selling commission whose amount is established by mutual consent by reference to the usual commercial practices in the matter.

If Contractor does not succeed to obtain a selling price at least equal to the Official Transfer Price, it informs the State indicating the best price proposed to it. The State then communicates whether it accepts the selling price which the latter may obtain or whether it prefers to receive the quantities concerned in kind.

25.3

The payment of the proceeds of the sales of production allocated to the State and marketed by Contractor is paid in US Dollars within 90 days after the date of loading in a bank account designated by the State.

ARTICLE 26

TAX SYSTEM

26.1
Concerning the oil operations carried out in the Delimited Zone, Contractor is subject only to the following taxes, fees, dues, contributions and royalties:

a)             the contribution to the hydrocarbon support fund as defined in Article 21.7 of the Contract;

b)            the bonuses indicated in Article 28; these are paid in cash;

c)             a corporate tax which is paid according to the modalities in Article 26.3;

d)            a mining royalty proportional to the exploitation of hydrocarbons for Crude Oil, the rate of which is established at

(i)            Four and a half percent (4.5%) when the Daily Total Available Production is lower than or equal to two hundred and twenty-five thousand (225,000) Barrels;

(ii)           Eight percent (8%) when the Daily Total Available Production is higher than two hundred and twenty-five thousand (225,000) Barrels and less than or equal to three hundred thousand (300,000) Barrels;

(iii)          Eleven percent (11%) when the Daily Total Available Production is higher than three hundred thousand (300,000) Barrels.

The Total Available Production subject to the proportional mining royalty is reduced by the quantities:

1/-   lost or burned in production tests in the Exploitation Zone or in production, collection or storage installations of the zone, provided Contractor complies with current regulations and the directives and recommendations of the Administration;

2/-   re-injected in the Deposits of the Delimited Zone;

3/-   used to produce drilling fluids for the needs of the Delimited Zone;

4/-   used in work done after drilling in the wells of the deposits of the Delimited Zone;

5/-   consumed in engines or turbines provided the energy used:

(i)            for the operation of the pumping units necessary in the wells of the deposit of the Delimited Zone,

(ii)           to collect the hydrocarbons in the Delimited Zone,

(iii)          to operate the drilling and installations established in the Delimited Zone for its needs.

Subject to Articles 26.1 d) 2/ and 26.1 d) 5/ the quantities, picked up or used upstream from the point where the Total Available Production subject to the proportional mining royalty is calculated, for the needs listed above, cannot be deducted from the base amount of the proportional mining royalty other than with the exceptional Authorization of the Administration, given at the justified request of Contractor.

The value at the extraction place of a given quantity of hydrocarbons is equal to the F.O.B. value in the shipping port or at the loading pier of the same quantity of Crude Oil. To determine this FOB value, the price considered is the Official Transfer Price.

Said royalty is paid in kind or in cash, at the choice of the State. If the State wishes to receive in kind, all or part of the royalty, it must notify Contractor in writing at least (180) days in advance, specifying the exact quantity it wishes to receive during the period in question.

In the absence of such decision, payment is made in cash at the Office of the State Revenue Collector. This royalty is paid monthly at the latest by the (28) day of the month considered, based on the average monthly total available production of the prior quarter period. The settlement will take place at the latest on January 28th of the following year for the previous calendar year, based on the Total Available Production of said year and the related official transfer price. At the beginning of production, and during the period when the average monthly of total available production referred to above cannot be determined, the amount of the royalty is calculated on the basis of the total available production of each month’s considered, and is paid in the same terms as above.

The proportional mining royalty is not included in the Oil Costs.

e)             The annual area royalty introduced by ordinance number 38/79 of December 23, 1979. This royalty is paid in cash, in advance and by full calendar year, based on the area at January 1 of each year. For the first year, the area royalty will be calculated prorata temporis based on the area existing as of the effective date. This royalty is not included in the Oil Costs.

f)             The fees and taxes collected by the Customs administrations, as defined in Article 34.

26.2
The obligations under this Article 26 are assumed jointly by each entity making up Contractor. Consequently, each of them is obligated towards the states to discharge only its own tax obligations.

26.3
The corporate tax owed by each of the entities making up Contractor is paid each year by the states to the competent tax authorities in the name and on behalf of said entities making up Contractor.

The quantity of crude oil received by the state pursuant to Arcticl 25.1 will be reputed at least equivalent to the taxes owed for the oil operations. Under no circumstances is it possible to claim from the entities making up Contractor any payment for corporate tax.

26.4
Each entity member of Contractor will have, per calendar year, in accordance with current regulations in Gabon, separate accounting of the oil operations to establish in particular a “Characteristic Operating Balance.”

26.5
To allow determining the net profit of Contractor, the Characteristic Operating Balance will be credited, in particular:

a)             with the gross revenue of Contractor from the marketing of the quantity of crude oil allocated to each, pursuant to Articles 24 and 25;

b)            with the revenue (advantage in kind) consisting of the payment of the corporate tax by the state in the name and on behalf of Contractor under Article 26.3;

c)             with all other revenue or proceeds related to the oil operations of the exploitation zone, especially those originating from the sale of related substances and transport of products for said parties in the national territory and its agencies, as well as the financial proceeds of all nature, including those related to the advances granted between entities members of Contractor.

26.6
The same Characteristic Operating Balance will be debited, pursuant to Article 24 and for all categories of expenses authorized by the applicable laws in Gabon, from the oil costs of the year in question, as well as from the parts not yet recovered from the previous years.

26.7
The account of the oil costs is intended to record, on the one hand, all oil costs pursuant to the contract and accounting procedure incurred for the needs of the oil operations as they progress and, on the other hand, the amounts allocated to the recovery of the oil costs, as such recovery advances as well as the costs, revenue, and proceeds of any nature are deducted from or reducing the oil costs.

The accounting procedure, which constitutes Appendix 2 of this contract, defines the nature of the expenses constituting oil costs, those which have not recovered and the limitations of the amount of expenses that may be posted to the account of the oil costs. It established the obligations of Contractor in matters of procedure and presentation of the accounting of the oil costs and specifies the reports, accounts, statements, and information to be provided to the Administration.

In the event of contradiction or disagreement between the accounting procedure and the provisions of the contract, the latter will prevail.

26.8
The taxable profit of Contractor will be equal to the difference between the amounts credited to the Characteristic Operating Balance and the amounts recovered by application of the provisions in Articles 24 and 25. Then, Contractor will not be subject to any payment to the state for taxes, with the understanding that the Departments Responsible for Hydrocarbons will take over and pay to the competent tax authorities the amount of said taxes in the name and on behalf of Contractor.

26.9
Each entity member of Contractor will deliver to the state before April 30 of each calendar year the Characteristic Operating Balance defined in Articles 26.4, 26.5 and 26.6 related to the previous calendar year.

26.10
After examining the Characteristic Operating Balance defined in Articles 26.4, 26.5 and 26.6, the state will deliver to each entity member of Contractor within sixty (60) days after the delivery of said Characteristic Operating Balance the tax release and all other documents attested that said entity met all its tax obligations as defined in this Article 26.1.

26.11
In addition to the hydrocarbon support fund, to the bonuses indicated in Article 28, to the proportional mining royalty, to the area royalty, to the corporate tax and the fees and taxes levied by the customs administration specified in Article 34 and except for the land contribution on built properties payable under common law on dwelling properties, Contractor is exempt from all other taxes, royalties, fees, and duties as part of this contract, whereby the conditions under which Contractor is involved in are specified in Article 26.13 below.

The provision of services to Contractor by the affiliated companies which do not have permanent professional installations in Gabon are exempt from the withholding at source indicated in Article 159 of the General Tax Code or any other regulation, code or law that may amend, succeed or replace such article.

The distribution to shareholders or associates of the profits obtained by the enterprises constituting Contractor under the oil operations or their allocation are exempt from all taxes and withholding at source payable in connection therewith.

26.12
Pursuant to Articles 26.1 and 26.11 above, Contractor will be exempt from payment of all fixed mining fees, registration fees, and stamp fees as defined in Gabonese legislation.

The above exemptions do not apply to the fees and taxes payable in exchange for services actually rendered by the public Gabonese administrations, authorities and establishments. However, the rates collected in this case from Contractor, its entrepreneurs, carriers and customers and its agents will remain reasonable for the services rendered and according to the general rates charged for the same services by said public administrations, authorities and establishments.

More particularly, Contractor must pay existing local community and port taxes and duties whose amount will not be, under any circumstances, discriminatory versus those imposed on companies engaging in singular activities.

26.13
The suppliers, sub-contractors, service providers of Contractor and its affiliated companies will be exempt from the turnover tax and from the tax on transactions payable for sales made, work performed and services rendered under the contract.

However, the value of the tax introduced by law No. 1 of February 24, 1995, specified by decree No. 000704/MFEBP/CAB/SG of July 19, 1995 establishing the status of exemption from valuated tax granted to research and exploration oil companies is applied to Contractor and if appropriate, to the entities constituting Contractor for the oil operations, according to the following modalities:

1)     In exploration phase and until the hydrocarbon production is done regularly and in quantities likely to be marketed, all oil operations carried out by the entities constituting Contractor, including accessory activities related to oil operations (such as, in particular, the transport of crude inter-field gas sales, or sales or transfers to said parties and self-deliveries) are placed outside the scope of application of the valuated tax. The suppliers, sub-contractors, service providers and affiliated companies bill Contractor with exemption from valuated tax that may be levied in connection with sales made, services rendered and work performed under the contract.

2)     In production phase, in other words when the hydrocarbon production takes place regularly and in quantities likely to be marketed, the following modalities will apply:

a)     The oil operations related to the exploration and exploitation of hydrocarbons, including the accessory activities related to the oil operations (such as, in particular, the transport of crude, inter-field gas sales, or sales or transfers to said parties and self-deliveries) are placed outside the scope of application of the valuated tax. The suppliers, sub-contractors, service providers and affiliated companies bill Contractor with exemption from valuated tax that may be levied in connection with sales made, services rendered and work performed under the contract subject to the provisions in paragraphs b), c) and d) below.

b)    The goods imported, services rendered and work performed intended for the oil operations, purchase from foreign suppliers not taxable in Gabon concerning income and revenue tax, regardless of their nature, are exempt from valuated tax. This exemption applies whether these operations are carried out directly, by Contractor itself or the entities constituting Contractor, or through sub-contractors or agents at their order and for their account.

c)     The goods, services and works intended for the oil operations, acquired from suppliers, service providers or subcontractors included in a list prepared jointly by Contractor and the Administration, regardless of the nature of these goods, services and works, are exempt from value added tax. The above list is updated annually by Contractor and the Administration.

d)    The goods acquired, services rendered and work performed by suppliers, service providers and subcontractors who are Gabonese tax residents, are subject to value added tax at the rate in force.

3)     The value added tax possibly billed to Contractor and, if applicable, to the entities constituting Contractor, and paid by them, will be recovered according to the following modalities.

a)     The value added tax paid during a given calendar month gives rise to a request for reimbursement which must be lodged before the twentieth day of the following calendar month with the special VAT revenue office opened at the General Department of Direct and Indirect contributions. If errors or omissions are found in the request for reimbursement, rectification requests may be lodged and settlements may be made at any time, subject to the lapsed term indicated in the general code of direct and indirect taxes.

b)    The aforementioned reimbursement of value added tax must take place at the latest thirty business days after the end of the calendar month during which the request for reimbursement was received by the special VAT office. Settlements or rectifications of errors or omissions found in a request for reimbursement may not be made until after the expiration of the aforementioned reimbursement term. If the verification procedure indicated in Article 49 is implemented, the mechanisms and procedures set forth under this paragraph 3) will not be suspended.

c)     If, for any reason, the value added tax is not reimbursed within the term indicated in paragraph b) above, the beneficiaries will have the right to deduct, as of the calendar month following the expiration of the term, and without limitation of time, the amount of the value added tax not reimbursed, plus late interest calculated as indicated below, on all taxes, fees, duties and royalties owed for any reason, both for all their activities in Gabon and against all receivables of the State against said beneficiaries.

The charge of this amount of value added tax including the interest billed, may also be made, if applicable, from the share of production allocated to the State under the contract. The aforementioned late interest is owed, until full reimbursement or integral offset of the amount of the value added tax not reimbursed, as of the normal due date of the reimbursement. It is calculated at $ LIBOR plus two points.

d)    Each entity making up Contractor owes value added tax incurred as part of the oil operations pro rated to its participation.

However, from a practical viewpoint, the Operator will assure on behalf of Contractor the payment of the value added tax billed by suppliers, as privileged contact of the Administration.

The Operator will request, on behalf of Contractor, the reimbursement of the value added tax paid.

In the even of non-reimbursement on the due date indicated in paragraph c) above, for any reason whatsoever, the Operator may, at any time, re-bill the amount of the value added tax not reimbursed, including late interest payable to each entity making up contractor, pro rated to its participation. The charge referred to in paragraph c) above of this amount of the value added tax including possible late interest may be made under the conditions indicated above, either by the operator on behalf of Contractor or by each entity making up Contractor acting on their own name, pro rated to their participation.

In the even that, for any reason whatsoever, an entity making up Contractor cannot deduct its share of the amount of the value added tax not reimbursed by the State, including the late interest payable pursuant to paragraph c) above, it may transfer its rights to the charge to any other entity making up Contractor and which can make the charge.

c) If, for any reason whatsoever, the provisions in paragraph 1), 2), and 3) above cannot be enforced, in order to preserve the tax neutrality of the implementation of the value added tax towards Contractor, the system indicated will be modified based on the solutions recommended by Contractor, so that the latter and its entities will not incur any additional burden versus the system applied prior to the enactment of law No. 1/95 of February 24, 1995 mentioned above.

When, by error, one of the enterprises making up Contractor was subjected to taxes, fees, dues, withholdings or royalties of which it is exempt pursuant to this article, it charges their amount to the share of production of the State under Article 25, if the taxes are not returned to it one year after having lodged a claim in this regard with the competent Administration. This charge is subject, in order to establish its good grounds, to the prior written approval of the Minister of Hydrocarbons.

The provisions of this Article 26.13 concerning value added tax may apply to oil suppliers and subcontractors appearing in the list referred to in Article 26.13 2) above, according to modalities to be defined with the Gabonese administration concerned.

The exemptions indicated in this Article 26.13 do not apply to the duties and fees payable for services rendered by the Gabonese public administrations, authorities and establishments used by Contractor. However, the rates apply to it and to its entrepreneurs, carriers and customers, and its agents will remain reasonable for the importance of the services rendered, and according to the rates generally charged for the same services by said public establishments, administrations and authorities.

More particularly, Contractor will still pay local community and port taxes and duties in force, but their rate must not be discriminatory against Contractor versus that applied to enterprises engaging in similar activity.

26.14
The transfers of all nature made under this Contract between Contractor and the affiliated Companies will be exempt from all fees and especially from registration fees.

ARTICLE 27

VALORIZATION OF CRUDE PETROLEUM

27.1
The quantities of Crude Oil,

•      picked up for the recovery of the Oil Costs, pursuant to Article 24,

•      representing the proportional mining royalty referred to in Article 26.1.d),

•      constituting the gross revenue of Contractor referred to in Article 26.5 a),

•      representing the share of production of the State and marketed at its request by Contractor pursuant to Article 25.2,

•      delivered as part of the contribution to meet the needs of the internal market, pursuant to Article 35,

•      received as payment from the State pursuant to Article 19.2 (2);

are valued applying the price defined by the Administration for Gabonese hydrocarbons named “Prix de Cession Officiel”) (PCO). [Official Transfer Price]

27.2
The PCO is determined in US Dollars by the Technical Parity Commission, taking into account the prices of the international market for hydrocarbons of similar quality.

It is calucualted F.O.B. each calendar quarter for the previous quarter, applying the procedure defined in the Protocol of Agreement of December 30, 1991, instituting the creation of the Technical Parity Commission of petroleum prices. It is communicated to Contractor for application and possible settlement before the end of the first month of the following calendar quarter.

If no PCO of calendar quarter was communicated to Contractor, the PCO resulting from the most recent notification will be applied temporarily.

27.3
If, for a given period, the PCO applied is higher than the market price for sales to third parties of hydrocarbons originating form the Delimited Zone, the difference is recovered by Contractor by posting it to the debit of the account of the Oil Costs. If, inversely, the PCO is lower than the market price, the difference is credited to the account of the Oil Costs.

27.4
The international market price referred to in Article 27.2 used for the calculation of PCO is determined according to modalities to be defined by the Parties; they will meet at the request of one of them periodically for this purpose, based on the evolution of the international hydrocarbon market.

27.5

a)             in the event of marketing of Natural Gas under a long-term sale Contract, the PCO will be the price stipulated in that contract.

b)            In the absence of a long-term Contract, Natural Gas is valued applying the price accepted by the Parties pursuant to Article 27-1, 2nd paragraph.

27.6
If the parties cannot reach an understanding as to the modalities to determine the market price, or if they consider that the market price determined pursuant to Article 27.5 does not reflect the reality of the market prices of hydrocarbons produced in the Exploitation Zone, they may submit their dispute to arbitration by the International Chamber of Commerce, pursuant to Article 50 of the contract.

ARTICLE 28

BONUS

28.1
Contractor pays to the State the amount of five million five hundred thousand US Dollars (5,500,000 USD) as of the signing Date of the Contract.

28.2
In addition, Contractor pays to the State the following amounts:

-a)   Fifteen million US Dollars (15,000,000 USD) as of the beginning of commercial production of hydrocarbons in the Delimited Zone;

-b)   Ten million US Dollars (10,000,000 USD) when the Total Available Production accumulated in the Delimited Zone reaches for the first time the level of one hundred million Barrels (100,000,000 Barrels);

-c)   Fifteen million US Dollars (15,000,000 USD) when the Total Available Production accumulated in the Delimited Zone reaches for the first time the level of one hundred fifty million Barrels (150,000,000 Barrels);

-d)   Twenty million US Dollars (20,000,000 USD) when the Total Available Production accumulated in the Delimited Zone reaches. for the first time the level of two hundred million Barrels (200,000,000 Barrels);

-e)   Twenty-five million US Dollars (25,000,000 USD) when the Total Available Production accumulated in the Delimited Zone reaches for the first time the level of two hundred fifty million Barrels (250,000,000 Barrels);

The amounts referred to in this article are paid within thirty days following, for the first, the start date of production, and for the others, the day when the reference threshold is reached, as indicated respectively in paragraphs b) and e) above.

28.3
Any extension of an exploration period as indicated in Article 3.5 above will give rise to payment by Contractor of a bonus in an amount fixed at 83,333 US Dollars for an extension equal to one calendar month, i.e, a maximum amount of one million US Dollars (1,000.000 USD) for each extension period of twelve Calendar Months.

28.4
Any extension of the area of the Delimited Zone will give rise to payment of a bonus. The bonus will be established by agreement of the parties.

28.5
The aforementioned payments may not, under any circumstances, be considered Oil Costs.

ARTICLE 29

MEASUREMENT AND METERING OF HYDROCARBONS

29.1
Contractor must measure and meter the hydrocarbons produced after extraction of the water and foreign substances.

The point of metering and measurement of the quantities of hydrocarbons is the point where the instruments, devices and installations related thereto are installed, and must be approved by the administration.

The competent agents of the administration check these measurements and metering and control the installations, instruments and devices used at least once a quarter. If Contractor wishes to modify or change such installations, instruments and devices, it must inform the administration at least fifteen business days in advance, so as to allow its representatives to be present when the modifications or changes are made.

The modifications and changes affecting the points, instruments and devices referred to in paragraph 2 above must be previously approved by the administration.

29.2
The quantities of hydrocarbons used in oil operations or lost must be entered in a monthly explanatory detailed statement transmitted to the administration, in order to be admitted for deduction.

29.3
If it is found that the installations, instruments and devices used by Contractor lead to errors by default, such errors are considered committed from the date the latest controls would have been made by the administration, and the necessary rectifications are then made on this basis.

ARTICLE 30

NATURAL GAS

30.1

Contractor will have priority right to use freely and without charge, in order to make “gas lift” or reinjection, the quantities of Natural Gas needed by it to improve the recovery of the reserves of the Crude Oil from the fields operated by it in the Delimited Zone.

To allow for this use, Contractor will provide to the Administration all information for a detailed examination of the data of the deposit discovered, as well as those explaining the needs of gas of the fields concerned.

If, for the same reasons, Contractor wishes to use certain quantities of Natural Gas for the fields operated by it outside the Delimited Zone, it must send a request in this sense to the State. If the State approves the request, the Parties will meet to agree on the modalities of this use.

30.2

The Parties recognize that the contractual conditions necessary to assure the marketing of a discovery of Natural Gas are directly related to the types of development and outlets considered, which parameters are not known today and, therefore, it is not possible to establish the applicable contractual conditions in this Contract.

However, if, after making appropriate studies and after agreement with the Administration, Contractor considers that a discovery of Natural Gas, after meeting the priority needs described in Article 30.1 above, may give rise to commercial exploitation, the Parties agree:

i.                  to discuss as soon as possible to define the legal, financial and tax conditions for the quick development of this discovery under satisfactory economic conditions allowing Contractor to obtain a profit on its investment as generally required for this type of project in the oil industry. To do so, the Administration may allow Contractor specific conditions concerning especially the recovery of the Oil Costs related to Natural Gas, production sharing and tax modalities.

ii.               in order to evaluate the marketability of a discovery of Natural Gas, Contractor will receive at its request an extension of the ongoing exploration period for the time necessary to carry out the evaluation work and for a joint evaluation by the parties of the possible outlets for such discovery, both in the local market and for export, as well as the means necessary for marketing, especially concerning the incentives mentioned in paragraph (i) above. This extension, which may not, however, exceed ten years, will be granted by the Departments Responsible for Hydrocarbons free of charge, without application of the provisions in Article 28.3 above.

iii.            if Contractor does not declare the commercial nature of the discovery of natural gas after this period, Contractor will be reputed to have waived these rights on natural gas.

iv.           if the parties decide that the discovery of natural gas is commercially exploitable, an exclusive exploitation authorization for gas will be granted to Contractor for the time necessary to exploit the deposit of natural gas, taking into account the commitments assumed by Contractor with third parties, within the limit of thirty years from the first sale corresponding to the commercial production of this discovery.

If, after the end of the period of thirty year, the commercial exploitation of the exploitation zone is still possible, the exclusive exploitation authorization of gas, may be renewed for the term indicated in the previous paragraph and under the conditions indicated in Article 18.1 above, mutatis mutandis,

30.3

If the discovery is not declared commercial, the state undertakes, in case of subsequent projects for the development of the deposit by another contractor, to give Contractor preferred right under identical conditions. Contractor will have a term of six months to accept or refuse the competing proposal as of the receipt of the file sent to it by the state. This file must include the entire competing proposal as well as all data of all nature used in the preparation of the offer. This preferred right will be forfeited by Contractor ten years after the known commercial character of the discovery is entered in a report signed by those parties.

30.4

Whenever necessary to establish an equivalence between the natural gas and the crude oil, particularly for the application of the withdrawal modalities of quantities of hydrocarbon for the recovery of oil costs here defined in Article 24, sharing of the remaining production defined in Article 25 and to determine the amount of the bonuses defined in Article 28.2, it is admitted that on hundred sixty-five cubic meters of natural gas are equal to one barrel of crude oil. This equivalence must be specified by Mutual consent.

30.5

The associated not marketed quantities of natural gas, excluding those used in the oil operations, must serve to improve the recovery rate of crude oil by reinjection, as part of the implementation of assisted recovery methods pursuant to Article 21.4. Torch burning must limited to a strict minimum. Contractor must comply with current regulations and the recommendations of the administration in the matter.

In addition, if the state wants to dispose of the associated natural gas produced in the exploitation zone and not marketed or used by Contractor under the condition defined above, the parties will establish by mutual consent all additional technical measures that may be necessary to allow for the delivery and use of this natural gas.

ARTICLE 31

FOREIGN CURRENCY CONTROL

31.1

The contract is governed by the legislation and regulations in force in matters of foreign exchange control.

31.2

No restriction will be made to the import by Contractor of the funds intended for the performance of the oil operations.

31.3

Contractor will have the right to convert or keep freely its assets in Gabon, in convertible currency and export, without discrimination, the funds held by it in excess of its local needs.

31.4

In addition, Contractor is not obligated to import funds in order to make matured payments which must be made abroad and required by the oil operations or the revenues from exported sales in excess of its needs in Gabon.

31.5

Contractor will not be subject to any discriminatory practice, including without limitation thereto, any discrimination based on exchange rates.

ARTICLE 32

EXEMPTION FROM THE OBLIGATIONS ELECTED TO EQUIPMENT VOUCHERS AND

INVESTMENT CERTIFICATES

Given the magnitude of the investments that must be made by Contractor, it is exempted for the term of the contract from the obligations related to equipment vouchers and investment certificates indicated of respectively in ordinances No 3/63 of January 24, 1963 and No. 36/67 of August 1, 1967.

ARTICLE 33

ACCOUNTING METHOD AND MONETARY UNIT USED TO KEEP THE ACCOUNTS

33.1

The records and account books of Contractor are kept according to the General Accounting Plan of Companies valid in Gabon and, concerning the oil costs, in accordance with the Accounting Procedure, even when its provisions do not appear in the contract. The originals of said records and account books. as well as all backup documents, will be kept in Gabon and presented to the administration upon simple request from the latter.

33.2

The records and account books related to the oil operations arc kept by Contractor in French and in U.S. dollars. They are used to determine the gross revenue, the operating expenses, the net results and to establish the Characteristic Operating Balance referred to in Article 26.4 of each entity making up Contractor, which entities remain responsible to keep their own accounting books. These provisions are detailed in the Accounting Procedure enclosed with this contract.

33.3

Whenever necessary to convert to U.S. dollars the expenses or revenue expressed in another currency, the conversion rates used will, be determined according to Chapter 1 of the Accounting Procedure.

Waiting to find out the arithmetic mean of the month in question, Contractor uses, temporarily, the arithmetic mean of the previous month.

ARTICLE 34

CUSTOMS SYSTEM AND IMPORT AND EXPORT DOCUMENTS

34.1

During the term of the Contract, Contractor benefits from the following customs advantages:

a)             Under the conditions set forth in the Customs Code, import under temporary admission (normal or special as the case may be) by Contractor itself, by Third parties on its behalf and by its subcontractors, of all materials, equipment, products, machines, devices and tools necessary for the oil operations which are not owned by the State under Article 10.1, subject to compliance with Article 10.3 and provided these goods are necessary, exclusively intended and actually allocated to the oil operations, and intended to be re-exported after they are used

b)            Pursuant to Article 241 paragraph (g) of the Customs Code of UDEAC, admission under exemption of all taxes and import duties, of materials, elements, products, machines, equipment and tools exclusively intended and actually allocated to the prospecting and the petroleum exploration in the Delimited Zone, and appearing in the list reproduced in Appendix II of Document No. 2/98-UDEAC-1508-CD-61 of July 21, 1998. This exemption applies to imports made directly by Contractor itself, by Third parties on its behalf and its subcontractors, subject to producing the final utilization certificate.

For the application of this rule, prospecting and exploration drilling is considered to be any well, which has not produced 10,000 tons of Crude Oil.

c)             Under the same conditions as above, admission at the reduced global rate of 5% of the fees and duties levied on import of the materials, equipment, products; machines, devices and tools which, while not included in the category of goods referred to in paragraphs a and b above, are necessary, intended and allocated to the production, storage, processing, transport, shipping and transformation of hydrocarbons form the Exploitation Zone, provided they appear in’ an approved development program.

The benefit of the reduced rate is granted by the General Director of Customs and Indirect Taxation at the request of Contractor,

•                  upon production of a general import program,

•                  or after particular steps taken to be admitted for the reduced rate, by Contractor, at least fifteen days before the arrival of the goods in question.

These requests must specify:

•                  the commercial name of the goods and the tariff category under which they are placed.

•                  the quantities and their FOB and CIF value.

d)            Personal and household effects and objects imported by the foreign personnel of the Contractor used in the activities included in the oil operations, for the change of residence, are admitted under tax exemption under the conditions and within the limits established by the Customs Code, especially under Article 241 paragraph g) of the Customs Code of UDEAC.

34.2

Contractor, third party importers on its behalf and its sub-contractors undertake to make the imports necessary for the oil operations only to the extent that the goods concerned are not available in Gabon and their similar conditions of price, quality and delivery term.

34.3

Subject to Article 34.7, goods other than those indicated in the above provisions are subject to the fees and the taxes levied by the customs administration according to common law.

34.4

Subject to complying with their customs obligations, as they arise from Articles 34.1 to 34.3 and from the current regulations, Contractor, the third party importers on it behalf and its sub-contractors may re-export, exempt of all fees and duties, the goods imported under Article 34.1 a), provided they are no longer necessary in the oil operations.

34.5

All imports. exports and re-exports made under the contract are subject to the formalities required by the Customs Administration.

34.6

All of the operations of customs release carried out under the contract are subject to the provisions of ordinance No. 20/87 of October 24, 1987, to the extent that it remains valid or applicable in practice.

34.7

The exports of hydrocarbons made hereunder will be exempt from all taxes, royalties, fees and duties of any nature whatsoever.

ARTICLE 35

SATISFACTION OF THE NEEDS OF THE INTERNAL MARKET

35.1

Contractor must contribute to meeting the needs of the internal market by delivering to the State or to the agencies designated by it a quantity of Crude Oil proportional to the share of production allocated to it pursuant to Articles 24.2 and 25.1, out of the total production of Gabon, whereby the quantity of Crude Oil delivered may not in any case exceed seven percent (7%) of its share of production. The quantity to be delivered will be determined before the end of each Calendar Year for the following Calendar Year based on production estimates and the needs of the internal market for the Calendar Year in question. The necessary adjustments will be made as soon as the final data become known.

35.2

The transfer price by Contractor of the quantity of hydrocarbons intended to meet the needs of the internal market is equal to the Official Transfer Price with an abatement of fifteen percent (15%). It is payable in CFA francs. The aforementioned abatement is charged to the Account of the Oil Costs.

35.3

The Crude Oil transferred under this article is delivered by Contractor to the place of use or consumption designated by the Administration, using the transport means available and usual. In the event of unavailability of such means Contractor will have the possibility to discharge its obligations  by using technical exchanges with other companies.

35.4

The transfer of Crude Article under Article 35.1 is paid within ninety days from the delivery date.

ARTICLE 36

EXPORT OF HYDROCARBONS, TRANSFER OF PROPERTY AND RULES FOR AVAILABILITY

36.1

Subject to the respect of the regulation in force, Contractor its customers and their carriers will have, throughout the term of the Contract, the right to export, through the appropriate export point, the share of hydrocarbons to which Contractor is entitled under the terms of the Contract, less deliveries made for the contribution to the satisfaction of the needs of the internal market referred to in Article 35.

36.2

In favor of Contractor, the transfer of property of the share of hydrocarbons referred to above takes place at the time when it actually has this share available. It is however held to contract, as soon as the production is carried out, all insurance necessary to cover all defects, losses or damage which may occur and affect the hydrocarbons.

For the needs of the accounting of the Oil Costs; the aforementioned withholdings of hydrocarbons are supposed to take place at the end of each calendar month for the quantities issued during said month, from the storage installations to the evacuation channels or the loading installations for export.

In the event of export by oil tanker, the transfer of property takes place when crossing the connection point from the loading installations to the ship.

The transfer of property of the quantities of hydrocarbon transferred by Contractor for the contribution to the satisfaction of the needs of the internal market is done CIF place of use, at the entrance of the storage installations of the organizations which allocate these quantities.

36.3

The Administration indicates an expert company which it entrusts to supervise, inspect and control the withdrawals of hydrocarbons and the management of the loading terminal and its installations.

Expenses caused by these operations are reimbursed to the Administration by Contractor, which includes them in the Oil Costs.

36.4

The State and Contractor will reach an agreement on the procedure of withdrawal of their respective hydrocarbon shares, the situations of over-withdrawal and under-withdrawal and the right of the parties to make the withdrawal only when the quantities to be withdrawn are economically sufficient to constitute to a cargo.

The Parties will periodically agree to stop the estimated program of their withdrawals and will make their best efforts to have joint shipments, if necessary, to avoid situations of over-withdrawal or under-withdrawal between them.

As soon as a quantity of hydrocarbons available in stock at the point of export is sufficient to ensure the loading of oil tankers, the first shipment will be carried out on behalf of the State.

ARTICLE 37

PROTECTION OF THE RIGHTS

37.1

Contractor will take all measures necessary to reach the objectives of Contract, will compensate and indemnify suitably the Third parties for any damage or loss that itself, its employees, its subcontractors and their employees may cause to their person, their goods or their rights in connection with the oil operations. It assumes the civil liability for any damage, loss or defect suffered by Third parties resulting from its errors, faults or negligence, and must pay for all repairs and damages that may be owed.

37.2

The State will take all measures necessary and possible to facilitate the oil operations, the achievement of the objectives of the Contract and to protect the goods and the rights of Contractor, its employees and agents on its own territory and its sections.

37.3

At the request of Contractor and on justification from it, the Administration may prohibit the construction of buildings for the use of dwelling or professional use near dangerous installations due to the oil operations and will take the necessary provisions to prohibit anchoring and traffic next to immersed channels and to put an end to any obstacle to the use of any installation necessary for the oil operations on ground or at sea.

ARTICLE 38

PERSONNEL

38.1

Contractor is held, for the realization of the oil operations, to employ, as far as possible, national labor in a minimum proportion of eighty percent of its total staff. Specialized and qualified personnel may be hired out of Gabon if it is not available in the country.

The personnel must be replaced as Contractor recruits Gabonese personnel whom it promises to train. Three years after the starting of production, Contractor will present to the Administration a “Gabonization” program of the jobs with responsibilities in the company. Contractor must inform the Departments Responsible for Hydrocarbons of the jobs available and of the steps made to recruit Gabonese.

38.2

The competent Administration delivers, in accordance with the regulations, the documents necessary for the entry of foreign personnel in Gabon, such is visas, work and stay permits. Contractor takes the steps necessary for this purpose.

At the request of Contractor, the Administration can intervene to facilitate immigration formalities with the competent departments, at the entrance and exit points of the employees of Contractor, its contractors, subcontractors, agents, as well as their family.

38.3

Since the employees working in the oil operations are under the authority of Contractor or its contractors, subcontractors and agents, in their capacity as employers, their work, numbers of hours, wages and all other methods related to their employment conditions are determined by the latter, according to labor and social legislation in force.

38.4

Contractor must, in dialog with the Administration, train and promote its Gabonese employees. The Technical Committee for the Follow-up of Oil Operations is informed of the methods and conditions for the application of this provision.

ARTICLE 39

TRAINING OF GABONESE OTHER THAN THOSE

EMPLOYED BY THE CONTRACTOR

39.1

In addition to the obligation indicated in Article 38, Contractor is obligated to contribute to the training of other Gabonese indicate by the Administration, by devoting to this training:

(i)             Three hundred thousand US Dollars (300,000 USD) per Calendar year in exploration phase

(ii)          Five hundred thousand US Dollars (500,000 USD) per Calendar year in exploitation phase

The contributions defined in the paragraphs above are allocated:

•                                          partly to the training of Gabonese in higher schools or universities of international prestige; the training program is established by the Administration in charge of hydrocarbons;

•                                          partly to the training “on the job” of Gabonese on sites and in the main centers of activities of Contractor: the conditions of this training are established individually by mutual agreement;

•                                          partly to the training, outside the structures of Contractor, in the form of participation in seminars or transfers to other companies, of Gabonese personnel chosen by the Administration.

The payment and use terms of the amounts, indicated in this article are established by mutual agreement between the Administration and Contractor, according to national priorities.

At the expiration of the Exclusive exploration Authorization or at the and of the period of exploitation of the deposits of the Delimited Zone, Contractor will pay to the Administration the amounts noted above, pro rata temporis.

39.2

The contributions referred to in this article are included in the Oil Costs.

ARTICLE 40

ACTIVITY REPORTS IN DEVELOPMENT AND EXPLOITATION PERIOD

40.1

Except as indicated in special provisions, the provisions of Article 11 of the Contract concerning the documents and data referring to exploration work, activity reports and other information, are applicable, “mutatis-mutandis,” to development work, exploitation, transport and storage.

40.2

The activity reports must include, moreover, a statement of the production carried out during the previous month, as well as a statement of the quantities of hydrocarbons sold, during this month, by Contractor, both on its own account and if applicable, on benefit of the State, pursuant to the provisions of Article 25.2; the statement of quantities sold indicates the references of the sale contract, the name of the purchaser, the quantities sold, the unit price, the total amount of the sale, the characteristics of the ‘hydrocarbons sold and the final country of destination.

40.3

The activity reports must also include:

a)              the information concerning all development, production and of exploitation operations of the Calendar year concerned, and the total quantities of hydrocarbons produced and sold;

b)             the information concerning all transport operations, as well as the location of the main installations built by Contractor;

c)              a statement mentioning the number of employees, their qualification, their nationality, the total amount their wages, and the instruction given to them, as well as a report on the services and medical equipment placed at their disposal;

40.4

Each company constituting Contractor transmits, also to the Departments Responsible for Hydrocarbons, at the latest by April 30 of each year, a copy of the characteristic operating balance referred to in Article 26.4.

40.5

Contractor informs the Minister of Hydrocarbons in writing, as soon as possible, of any damage of any nature whatsoever, caused to the Deposits or production installations. It takes all measures to remedy them and to make the necessary repairs.

40.6

The provisions of Article 11.5 apply mutatis mutandis to any document or sample relating to the operations of development, exploitation, transport and storage, and the Parties are subjected to the same obligations.

ARTICLE 41

PAYMENTS

The proceeds of hydrocarbon sales carried out by one of the Parties on behalf  of the other must be paid within ninety (90) days from the withdrawal date, except as otherwise agreed between the Parties in order to take into account the particular marketing conditions.

Any other payment to the State must be made on the due date, unless otherwise established in the Contract.

ARTICLE 42

TRANSFER OF INTERESTS

42.1

Without prejudice to the provisions of the Article 19 governing the Participation of the State, each company constituting Contractor may transfer all or part of its interests arising from the Contract to Third parties, if the good technical and financial reputation of such parties is well established; then, the transferees become jointly responsible with the other companies constituting Contractor for the performance of the Contract. The rights and obligations of the transferor related to the share of the interests so transferred are completely transferred to the transferees.

However, the State has a pre-emption right on the transfers referred to above under the conditions and according to the procedures indicated below:

• this right may not be implemented by the State in exploration period;

• before the transfer becomes effective, the State must have refunded completely the amounts owed to it for its share as they appear in the Sharing Account – State referred to in Article 19;

• The State will then be substituted to the Third party buyers under the same terms and conditions, without application to this additional share subject to preemptive right of the provisions related to the financing of its share, at they result from Article 19 and from the financing agreement.

This pre-emption right is granted intuitu personae to the State and is not transferable.

42.2

Before a transfer to Third parties becomes effective, the transferor must obtain the approval of the Administration which will not be refused without valid reason. For this purpose it is obligated to inform the latter in writing, specifying the name, quality and nationality of the purchasers, all indications related to their financial and technical capacities, to their legal status, as well as the financial procedures and conditions of the planned transfer and to communicate a certified true copy of the transfer contract, signed and executed under the condition precedent of approval and non-exercise by the state of the pre-emption right referred to in Article 42.1.

If the Administration does not oppose in writing within thirty days following the date of receipt of the aforementioned information and if the State does not exercise the pre-emption right referred to in Article 42.1 within the same term of 30 days, the approval is deemed obtained.

42.3

If, because of a partial transfer of its interests, the transferor obtains financial profit, it is deducted from the Oil Costs. If the transfer concerns the entirety of its interests, the transferor is subject, up to the amount of this financial profit to corporate tax at common law rate.

For the application of the preceding subparagraph: [signatures]

•                 There is financial profit only in case that the transfer price is received in cash and Contractor does not reinvest the transfer price in its oil operations carried out in Gabon;

•                 The financial profit is made up of the difference, if positive, between the transfer price and the amount not revalued of the Oil Costs not yet recovered by transferor and calculated, in the event of partial transfer, proportionally to the percentage of interests transferred.

Transferor communicates to the Administration all information likely to make it possible for the latter determine this profit.

When, in the event of partial transfer, the price obtained is lower than the quota of the Oil Costs not recovered related to the transferred participation, transferor deducts in its accounting only the aforementioned quota of the Oil Costs; it loses any right to recover the depreciation incurred.

Transferee re-enters, in its accounting, either the Oil Costs not recovered by the transferor related to the participation acquired, or the effective acquisition  price if lower than the Oil Costs not recovered by transferor.

When, in the event of transfer, the price paid is higher than the quota of the non-recovered Oil Costs related to the participation purchased, the transferee re-enters in its accounting the Oil Costs not recovered by the transferor related to the participation acquired and may not, in any case, increase its oil costs by the amount of the price paid, higher than these Oil Costs.

The transferee may not, in any case, include in the Oil Costs the cost of the profit referred to above which it will have paid to transferor and thus covered itself.

42.4

Each company constituting Contractor may transfer, freely and at any time, all or part of its interests arising from the Contract, to one or more Affiliated Companies or other companies constituting Contractor. However, Transferor must inform the Administration in writing. These transfers must not, in any case, be likely to cause damage to the interests of the State, to obstruct the realization of the oil operations or to reduce the technical and financial capabilities of Contractor. If the Administration estimates that such is the case, it can oppose these transfers.

The provisions of Article 42.3 apply to the transfers carried out within the framework of this article.

42.5

The transfers carried out within the framework of this Article 42 must not, in any case, be likely to damage the interests of the State, interfere with the realization of the oil operations or reduce the technical and financial capabilities of Contractor. If the Administration estimates that such is the case, it may oppose these transfers and notify transferor under the conditions specified in the second subparagraph of Article 42.2.

The transfers made in violation of the provisions of this Article 42 are null and void.

ARTICLE 43

APPLICATION OF THE CONTRACT

43.1

Subject to the provisions of the paragraph below and Article 43.4, the State guarantees to Contractor, for the term of the Contract, the stability of the legal, tax and customs, economic and financial conditions, such as these conditions result from the Contract and the laws and regulations in force at the signing date. These conditions may not be worsened, and the general and total equilibrium of the Contract will not be affected in a notable and durable manner during its term.

Contractor will profit, at its request, of all provisions more favorable than those resulting from the application of the provisions of Articles 26, 31 and 34 of the Contract and which would result from laws and regulations enacted after the Effective Date of this Contract.

43.2

The Parties agree to cooperate in all possible ways in order to achieve the goals of the Contract. The Administration will facilitate to Contractor the performance of its activities by granting all permits, licenses, rights of access necessary, making available to it all existing Facilities and appropriate services, so that the Parties may obtain the best profit from an honest mutual cooperation. However, Contractor must comply with the procedures and formalities of use and contact the competent departments of the Administration to obtain the necessary approvals and authorizations. It is obligated to inform the Departments Responsible for Hydrocarbons of the steps, contacts or correspondences carried out and maintained by it with the other departments of the Administration.

43.3

Any total or partial nationalization or expropriation of the rights of Contractor gives rise to fair and equitable compensation in accordance with internationally recognized rules and principles.

43.4

Adjustments or modifications of the Contact may be decided upon by mutual consent. In this case, the terms and conditions at the Contract may be modified only in writing.

ARTICLE 44

UNITIZATION

44.1

In the case of a commercially exploitable hydrocarbon discovery which would extend beyond the Delimited Zone, inside a perimeter held by another entity, the Administration may send a written request to Contractor and to the aforementioned entity, to invite them to develop and work jointly the discovery within the framework of a mutually advantageous cooperation, in agreement with the rules and practices in use in the oil industry. For this purpose, a common development and production plan of the discovery must be proposed to the Administration by the interested Parties within a time not exceeding 180 days.

44.2

In the absence of presentation of the plan to the Administration within the time indicated above, the Administration will ask an independent consultant acceptable to the Parties to prepare such plan.

The Parties will have a term of 60 days to examine and approve the development and production plan prepared by the consultant and 90 days to start its application.

The expenses of preparation of the plan will be paid by Contractor the entity holding the perimeter of the location of the hydrocarbons discovered.

If Contractor refuses to apply the recommendations of the development and production plan within the term defined above, it must waive its right to exploit the discovery and consequently, release the zone concerned.

ARTICLE 45

SANCTIONS AND FORFEITURE

45.1

Contractor’s violation of the provisions of the Contract may cause its cancellation by the Administration if, after warning addressed to Contractor, in accordance with the provisions of Article 49.10, asking it to put an end to the violation and, if applicable, to make the corrections, adjustments el rectifications required, the latter does not answer the request of the Administration. The cancellation is pronounced by decree.

45.2

Without prejudice to the penal sanctions set forth in regulations, the following violations of the Contract cause its full cancellation, after warning which remains without effect within the month following receipt:

a)             refusal to communicate to the Administration, within the term granted, the information referred to in Articles 5. 8.7, 11, 20.1, 21.1. 21.5, 26.9, 33, 40 and 49;

b)            absence of payment, within the term granted, of bonuses and royalties, under the conditions and according to the methods defined in Articles 26.1, b). 26. 1d) and 28, as well as the sums referred to in Article 39.1;

c)             absence of payment, within the term granted, of the proceeds of the sale of any quantity of hydrocarbons allocated to the State for its share of production, when Contractor sells it pursuant to Article 25.2.

d)            non-delivery to the State of its share of production in kind, pursuant to Article 25.2, or of the proportional mining royalty pennant to Article 26.1d);

e)             suspension or restriction, without legitimate reason, of the exploitation of the Deposits discovered in the Delimited Zone.

For the application of the provisions of the preceding paragraph, the modifications related to economic factors, such as the variations affecting the international, market of hydrocarbons, may not be claimed to constitute legitimate reason.

45.3

The decision of the Administration to terminate the Contract, pursuant to the provisions of Articles 45.1 and 45.2, is communicated in writing to Contractor; the latter forfeits all its interests arising from the Contract and loses the right to recover its Oil Costs.

However, if Contractor intends to dispute the good grounds of the decision of the Administration, the disagreement will then be settled by arbitration under the conditions referred to in Article 50, being specified that no measure of forfeiture may be pronounced by the Administration in accordance with Article 45.1 or 45.2 for the reason noted in Article 45.2 e) until the settlement of the dispute. In this case, the duration of the Exclusive Exploitation Authorization will be automatically prolonged for the duration of the suspension.

45.4

The cancellation of the Contract does not cause the release of the Parties from their contractual obligations created before the cancellation of the Contract and not yet honored at the date of cancellation.

ARTICLE 46

OPERATIONS ON BEHALF OF THE STATE

46.1

If, during the exploration periods referred to in Article 3, the State wants, for a given drilling, to examine and test geological levels deeper than those proposed by Contractor or referred to in Article 4, it asks Contractor to continue the aforementioned drilling until these targets, at the expenses and risk of the State. For this purpose, the Administration sends to Contractor a written request which must reach it, to the extent possible, before the beginning of drilling or, failing this during it, but in any case after the beginning of the operations of completion or abandonment of the well.

Said request establishes the time beyond which Contractor is reputed to have refused.

If Contractor refuses to carry out deepening work, the State may also hire, at its risk and expense, a third-party company to deepen the well for its account and according to conditions freely established by it.

46.2

Contractor may decide, before the beginning of the operations of deepening of the well, to take responsibility for the financing of these operations; in this case, the corresponding expenses is included in the Oil Costs and any resulting hydrocarbon discovery is considered to be made within the framework of the Contract.

46.3

If the deepening of a well, done at the expenses and exclusive risk of the State, leads to a hydrocarbon discovery, the State alone has the right, at its expense, risk and peril, to develop this discovery and dispose of the hydrocarbons produced.

ARTICLE 47

JOINT LIABILITY AND GUARANTEES

47.1

The clauses of the Contract are bonding for the Parties, and for their respective successors and assigns. They constitute the only agreement between them. No prior verbal or written promise or convention of the Parties related to the object of the Contract may invoke to modify them or give them a different interpretation.

The State guarantees that there is no other agreement on the oil operations in the Delimited Zone having for object or effect to grant to third parties rights coming in conflict with those granted to Contractor hereunder.

47.2

The oil operations may be carried out, at the choice of each company constituting Contractor, through a subsidiary company or a branch registered in Gabon and created for this purpose.

ARTICLE 48

FORCE MAJEURE

48.1

Force majeure means any unforeseeable, insurmountable and irresistible event, not imputable to the Party which claims it, but to circumstances beyond its control, such as flood, earthquake, accident, strike, lockout, riot, delay in obtaining the right-of-way, impossibility or impediment to get equipment or materials in the market, insurrection, civil unrest, sabotage, act of war or conditions of war, compliance of Contractor with any ordinance, law, payment, decision, obligation or any other causes beyond its control, similar or different from that already quoted and which makes it impossible to perform all or part of its contractual obligations.

48.2

Any delay or failure of a Party to perform the clauses of the Contract and the resulting obligations will not be regarded as a violation of the Contract if such delay or failure is due to a case of force majeure as defined in 48.1. The duration of the resulting delay, plus the time that may be necessary to remedy the damage caused because of - or during this delay, is added, if necessary, to the time set forth in the Contract.

48.3

The force majeure can be invoked only for the obligations whose performance became temporarily impossible.

48.4

In the event of occurrence of an event of force majeure, the duration of the ongoing period of an Exclusive Exploration Authorization or an Exclusive Exploitation Authorization, as the case may be, will be automatically prolonged by a term equal to that of the force majeure.

ARTICLE 49

EXAMINATIONS, CHECKS AND CONTROLS

49.1

The Administration has general control capacity on all oil operations; for this purpose, it has a right of communication of everything directly or indirectly related to the oil operations.

The representatives of the Administration may inspect, check and control all phases of the oil operations and, in particular, be present during the well tests. For this purpose, Contractor must provide all assistance necessary to the people designated by the Administration and facilitate their interventions.

Following inspections, checks and controls of the oil operations, the Administration may require Contractor to carry out any operation that appears necessary to ensure the safety and hygiene on work places, as well as optimal exploitation of the Deposits, in the interest of both Parties.

49.2

The State, and the other entities constituting Contractor may undertake, through experts of their choice or by their own agents, all examinations, checks and controls of an accounting, financial, legal or technical nature which they consider necessary or useful for their information on the conduct and course of the activities of Contractor, on the technical methods used by it and on the Oil Costs, as well as the exercise of their right to examine, check and control these activities and the related Oil Costs.

As part of the examinations, checks and controls referred to above, Contractor may be asked, according to the procedure referred to in Article 49.10, to make all adjustments, rectifications, corrections and changes deemed necessary, useful or justified.

49.3

The examinations, verifications and controls indicated above must be made within two years following the end of the exploration periods referred to in Article 3 or, in phase of development and production, for one given Calendar Year, within the same term of two years following the end of said Calendar Year. Contractor receives front the Administration communication of the conclusions and results of the examinations, controls and checks carried out.

49.4

A certified true copy of the reports and conclusions established after these examinations, checks and controls must be delivered to the Administration when those are carried out by the enterprises constituting Contractor. The Operator or the companies constituting Contractor are obligated to inform the Administration of the actions taken concerning the conclusions and recommendations of the reports drawn up following the examinations, checks and controls carried out.

49.5

In the absence of examinations, checks and controls within the time set forth in Article 49.3, 1st subparagraph, no adjustment may be made afterwards. The accounting of The Oil Costs for a considered period will be accepted at the end of the terms established in Article 49.3 for the audit of the aforementioned period.

49.6

Notwithstanding the provisions above, the Administration may, moreover, within its normal right of control and repetition, as indicated in the regulations in force, carry out at any time examinations, checks and controls through experts of his choice or its own agents.

49.7

For purposes of application of the provisions of this article, Contractor gives to the Administration, at the latest on April 30 of each year, a detailed report of its activities in the preceding Calendar Year. This report includes, in particular and in addition to technical data, a detailed calculation of the Oil Costs related to that Calendar Year, presented in accordance with the Accounting Procedure. The files of Contractor as well as the registers, accounting and technical records and backup documents necessary related thereto are made available to the interested Parties pursuant to the above provisions, and presented at any request or requisition of the latter.

49.8

The expense incurred by the Administration at the time of the examinations, checks and controls carried out pursuant to the provisions of the articles above, are paid or, if necessary, refunded by Contractor and included by the latter in the Oil Costs.

49.9

Subject to the prescription terms set forth in the regulation in force and the Contract, and notwithstanding the provisions of Article 49.2, the Administration may require, in writing, all information, justifications and explanations, as well as all documents, records, studies and accounting records, financial, legal and technical documents it deems necessary or useful for its information on the control and course of the activities of Contractor and on the Oil Cost as well as the exercise of its capacity to examine, check and control these activities and the Oil Costs.

49.10

If, based on the elements and information it has or obtains either from Contractor itself or from Third-parties, the Administration considers that the accounting records, files, documents and accounts and the Oil Costs contain errors, inaccuracies, insufficiencies or gaps, or that Contractor committed a fault or irregularity in the performance of its obligations, and that it is necessary to make corrections, adjustments, rectifications or modifications, it sends written notice to it for this purpose. Contractor then has a term of thirty (30) days from the date of receipt of said notice to make the corrections, adjustments, rectifications or modifications requested, or to present its observations, either in writing, or by asking for a meeting to this end with the Administration. If Contractor requests, it will be given by the Administration an additional time, as requested, in order to make the corrections, adjustments, rectifications or modifications requested by the Administration. The additional time requested may not exceed ninety (90) days. The Administration notifies Contractor in writing, within one hundred twenty (120) days, of its position on the corrections, adjustments, rectifications or modifications requested and on the explanations and justifications provided.

If at the end of the above procedure, a disagreement persists between the Administration and Contractor, the disagreement is settled by arbitration, in accordance with the provisions of Article 50. However, for technical disputes, and prior to arbitration, the opinion of an expert appointed by mutual agreement may be obtained. The terms indicated above are then extended accordingly.

ARTICLE 50

GOVERNING LAW/ARBITRATION

50.1

This Contract is governed and interpreted according to Gabonese law completed by the general principles of international commercial law.

50.2

All disagreements arising from this Contract or related to it will be resolved definitively according to the Arbitration regulation of the International Chamber of Commerce, by one or several arbitrators appointed in accordance with said Regulation. The Parties will maintain strict confidentiality concerning the arbitration proceedings.

50.3

The arbitration takes place in Paris (France). The language used is the French language. The Parties will keep complete confidentiality regarding the arbitration.

50.4

Each of the Parties pays the expenses and fees of its arbitrator. The expenses and costs of the third arbitrator, as well as the other expenses incurred for arbitration will be paid in equal proportions by the two Parties.

50.5

The performance by the Parties of their obligations resulting from the Contract other than those constituting the object of the disagreement is not suspended during the course of the arbitration.

50.6

The Parties hereby waive claiming any immunity at the time of any proceeding related to the execution of provisional or conservative measures ordered by a third party pursuant to the above regulation, and any arbitration award rendered by a tribunal constituted in accordance with this Article 50, including any immunity concerning the summons, any immunity of jurisdiction and any immunity of execution concerning their assets.

ARTICLE 51

NOTIFICATIONS

51.1

The notifications and other communications made within the framework of this Contract must, to be valid, be made in writing and delivered in person to a qualified representative of the other Party, or sent to the latter by registered mail, fax or other telecommunications means, all expenses paid, to the following address:

For the Gabonese State:

Ministry of Mines, Energy, Petroleum and Hydraulic Resources

P.O. Box: 874 or 576

Libreville, GABON

Fax: (241) 72 49 90

To the attention of the Minister of Mines, Energy, Petroleum and Hydraulic Resources

With copy to:

General Department of Hydrocarbons

P.O. Box 2199

Libreville, GABON

Fax: (241) 74 80 78

To the attention of the General Manager of Hydrocarbons.

For technical information and the practical methods of performance of the contract, notifications will be sent to:

General Department of Hydrocarbons

P.O. Box 2199

Libreville, GABON

Fax: (241) 74 80 78

To the attention of the General Manager of Hydrocarbons

For Contractor:

Total Gabon

Boulevard Hourcq

P.O. Box 525

Port Gentil, GABON

To the attention of the General Manager.

51.2

The notifications and other communications referred to in the Contract are considered sent by a Party when they were delivered in person to a competent representative of the other Party, at his elected domicile in Gabon, sent by telegram, cable, telex, email, fax or other telecommunications means, all expenses paid, or mailed and entrusted as registered letters with the necessary postage, to the post offices of Gabon. The notifications and other communications will be considered issued on the date the recipient receives them.

ARTICLE 52

EFFECTIVE DATE

The Contract binds the Parties as of its signing date and is approved by Decree. With the reservation made in Article 28.1, it enters into effect on the Effective Date.

The objective of the Parties is to obtain the enactment of the aforementioned Decree approving this Contract and granting the Exclusive Exploration Authorization as soon as possible after the signing of the Contract. Consequently, the Parties undertake to make their best efforts to obtain the enactment within thirty (30) days following the signing.

In witness whereof the Parties have signed the Contract in ten (10) counterparts.

Libreville, DEC. 13, 2006
For the Gabonese Republic.	For Total Gabon
The Minister of Mines, Energy, Petroleum	General Director
and Hydraulic Resources	[seal and signature]
[seal and signature]	Jean B

Richard Auguste ONOUVIET

Minister of State
Minister of Finance, Budget and Privatization
[signature]

Paul TOUNGUI

APPENDIX 1: DELIMITED ZONE OF THE DIABA BLOCK

FLAT AREA

PEAK COORDINATES

Projection

Ellipsoid

Datum:

Update 7/5/2006

[see original for plan]

APPENDIX No. 2

ACCOUNTING PROCEDURE

SUMMARY

DEFINITIONS

CHAPTER I - GENERAL RULES AND PRINCIPLES

1-1/ General provisions

1-2/ Account structure and currencies

CHAPTER II - GENERAL ACCOUNTING

II-I/ Principles

II-2/ Balance sheet

II-3/ Expense accounts

II-4/ Profit and loss accounts

CHAPTER III - ACCOUNTING OF OIL COSTS

III-1/ General Rules and Principles — Classification and Grouping

III-2/ Analysis of expenses and charging methods

III-3/ Operating expenses

III-4/ Overhead

III-5/ Expenses not imputable to Oil Costs

III-6/ Elements deducted from Oil Costs

III-7/ Material, equipment and installations sold by Contractor

CHAPTER IV - INVENTORY RULES AND PROCEDURES

CHAPTER V - WORK PROGRAMS AND ANNUAL BUDGETS

V-1/ General Rules

V-2/ Presentation

CHAPTER VI - AUDITING OF ACCOUNTS

VI-l/ General provisions

CHAPTER VII - STATEMENTS OF ACHIEVEMENTS — SITUATIONS — REPORTS

VII-1/ Principles

VII-2/ Statement of exploration work

VII-3/ Statement of development and exploitation work

VII-4/ Statement of variations in fixed assets accounts and inventories of material and consumables

VII-5/ Production statement of the month

VII-6/ Statement of estimated annual production

VII-7/ Statement of quantities of crude oil and natural gas transported during the month

VII-8/ Statement of the pickups of the month

VII-9/ Statement of recovery of Oil Costs

VII-10/ Inventory of crude oil and natural gas

VII-11/ Statement of movables and immovables purchased, created, leased or manufactured

VII-12/ Statement of payments to the RES account

VII-14/ Special provisions

CHAPTER VIII - COST OF USE OF THE INSTALLATIONS OWNED BY TOTAL GABON

VIII-1/ Definition

VIII-2/ Base for charging the cost of the use of the installations

VIII-3/ Determination of the value of the base of calculation of the charge representing the cost of the use of the installations

VIII-4/ Annual revaluation

VIII-5/ Calculation of the annual charge o the cost of use of the installations

VIII-6/ Posting of the charge of the cost of use of the installations

DEFINITIONS

“Performance Base”: principle of organization of the accounting based on the principle of recording of the operations in accounting as of their performance, whether or not such operations were billed, paid or collected.

“Cash Base”: principle of organization of the syntheses and statements of the Oil Costs as well as the methods of calculation of the Calls for Funds which is based on the principle of taking into account the operations at the time of their payment or actual collection.

CHAPTER I. - GENERAL RULES AND PRINCIPLES

I- 1/ General provisions

This accounting procedure constitutes an appendix to the Contract of which it is an integral part. It reviews the main accounting rules and establishes the specific rules and principles applicable to the accounting of the Oil Costs, as well as accounting methods, rules and procedures Contractor must follow, the reports, statements, declarations, documents, information and data of a technical, accounting, financial or legal nature, periodic or not, which must be provided to the Departments Responsible for Hydrocarbons.

The terms used in this appendix have the same meaning as that given to them in the Contract, unless the context clearly gives them a different meaning. The term “Contractor” will be replaced by “Operator” in charge of the management of oil operations or by the “members of Contractor” especially in case of obligations assumed by them personally.

In case of contradiction or divergence between this appendix and the stipulations of the Contract, the latter prevail.

I-2/ Account structure and currencies

Contractor keeps its accounting in French and in US Dollars.

The operations carried out in currency other than the US Dollar are recorded temporarily on the basis of the standard rates of exchange established by the company to be as close as possible to the prevailing rates of exchange during the recording period. Collections and disbursements are posted at the actual rate of exchange at the time of the transaction.

The gaps found between the initial record at the standard rate of exchange and the amount resulting from the application of the effective rate of exchange in force at the time of the payment or collection are posted to the same accounts as those used for the initial record so as to emphasize, for each of said accounts, the capital losses suffered and the capital gains obtained because of the fluctuations of the rates of exchange compared to the US Dollar.

When Contractor carries out in Gabon other activities at the same time with the oil operations, its accounting must be organized so as to make it possible to determine, follow and distinguish, with the necessary precision, the accounting and financial elements related to the oil operations. The achievements related to the oil operations will be materialized in specific accounts open in a special chapter of the accounting books of Contractor. The corresponding accounts and budgets are kept on a Performance Basis. The syntheses and follow-up statements of the Oil Costs are prepared on a Cash Basis.

All accounting records, accounts, balance sheets, books and statements, as well as the original supporting documents, contracts, invoices and other documents, are kept in Gabon and must be presented at any request of the Departments Responsible for Hydrocarbons within the framework of chapter VI-1 related to the auditing of the accounts.

All reports, statements and documents the company must provide to the Departments Responsible for Hydrocarbons, either under the regulations in force or pursuant to the Contract, must include all data, information and indications such competent departments wish to obtain. Said reports, statements and documents must be in accordance with the models established, if any, by the Departments Responsible for Hydrocarbons.

CHAPTER II - GENERAL ACCOUNTING

II-1/ Principles

The general accounting recording the activities of the companies constituting Contractor, carried out under the Contract must be in conformity with the rules, principles and methods of the General Corporate Accounting Plan in force (OHADA Accounting Plan).

However, said companies may apply the rules of the Professional Accounting Plan and Guide of Hydrocarbon Research and Exploitation Companies as well as the accounting techniques they usually employ, provided neither of them are contrary to the regulations and the General Accounting Plan referred to above.

II-2/ Balance sheet

The general accounting must accurately reflect the equity situation of the company, both under assets and liabilities, and allow for preparing a sufficiently detailed annual balance sheet for the competent administrations to be able to follow the evolution of each element of assets and liabilities and appreciate the financial situation of the company, as well as its rights and obligations towards the State, Third Parties and the Affiliated Companies.

The balance sheet must emphasize, for each category of operations, the result of said operations. It consists of the difference between the values of the net assets allocated to the cut off and opening of the calendar Year, less the additional contributions corresponding to goods or cash newly allocated to said operations, plus the withdrawals corresponding to the company’s removal of goods or cash previously allocated thereto.

Net asset means the surplus of the values of assets over the total liabilities consisting of the receivables of Third Parties and Affiliated companies and amortization and provisions authorized and justified.

The goods belonging to the State, pursuant to the provisions of Article 10 of the Contract, are posted to appropriate accounts allowing for the clear emphasis of their legal status and their value of acquisition, construction or manufacture.

Each company constituting Contractor is responsible to keep its own accounting records and must respect its legal and tax obligations on the matter.

II-3/ Expense accounts

II-3-1-            The items that may be debited from the Charges and Loss Accounts by nature are all charges, losses and expenses, whether actually paid or simply due, related to the Calendar year concerned, provided they are justified and required by the needs of the oil operations and they are payable by Contractor, except for those whose deduction is not authorized by the regulations in force or the provisions of the Contract.

II-3-2-            Amortization must be calculated in accordance with the tax rules in force. The provisions for depreciation, if any, must be calculated on the value of origin of the assets to which they refer and appear distinctly in the balance sheet. They must be duly justified and authorized and appear in a detailed table which allows controlling their correctness. Concerning, more particularly, the receivables, provisions may be constituted only for those established by Contractor to be irrecoverable or of a doubtful character, excluding provisions intended to cover the general risk of bad debts.

These provisions relate to receivables whose payment could not be obtained by Contractor, in spite of seriously attempts with the debtors concerned, and whose collection is considered seriously) compromised.

11-3-3-        Provisions for charges, if justified, can be made in order to deal with losses or tax-deductible charges, clearly specified as to their nature and object, made probable by ongoing events, provided they were actually included in the records of the fiscal year during which they were made, and provided they are reproduced in a detailed statement of the provisions enclosed with the tax return.

The provisions made in order to cover risks or possible losses are not allowed as a deduction.

The provisions which become without object are credited to the appropriate Proceeds and Profit accounts by nature. The provisions which, in full or in part, are used for a purpose other than their intended use, during a subsequent fiscal year, are re-credited to the appropriate Proceeds and Profit accounts by nature of said fiscal year.

II-3-4-            Charges payable and proceeds receivable, i.e., the debts and receivables that are unquestionable but not yet invoiced, paid or collected, are also taken into account; they are calculated on the basis of the available estimate elements. The company must do its best so that any record of this nature is regularized as soon as possible by the accounting of the charge or the corresponding real proceeds.

II-4/ Profit and loss accounts

The proceeds of any nature, whether actually collected or simply acquired by the company, must be credited to the Proceeds and Profit accounts by nature.

CHAPTER III - ACCOUNTING OF OIL COSTS

III-1/ General Rules and Principles -Classification and Grouping

III-1-1-        In parallel to the accounting required by regulations, and according to the same rules principles as those referred to in 1-2 above, Contractor must permanently keep an especially reserved accounting organized for the recording of the Oil Costs and emphasizing the detail of the expenses actually paid by it and giving right to recovery pursuant to the provisions of the Contract and this appendix, the recovered Oil Costs, along with the assignment of the production for this purpose, or the collection, in the event of recovery in cash, as well as the sums deducted from or reducing the Oil Costs.

Oil Costs will be charged to the Oil Costs Account as of the Effective Date.
The Operator prepares the statements and synthesis of Oil Costs according to the “cash base” principle. As such, it is appropriate to specify that all expenses charged to the Oil Costs coming from the analytical distribution of indirect or common expenses famous are reputed to be paid as of the day of their posting to the Oil Costs Account.

III-1-2-        The accounting of the Oil Costs must make it possible to emphasize, quarterly:

•                  the total amount of the Oil Costs paid. by Contractor since the Effective Date;

•                  the total amount of the recovered Oil Costs;

•                  sums reducing the Oil Costs and the nature of the operations to which these sums refer;

•                  the amount of the Oil Costs remaining to be recovered.

III-1-3-        The accounting of the Oil Costs records, under debit, all expenses actually paid related directly, pursuant to the Contract and to the provisions of this appendix, to the oil operations, and considered imputable to the Oil Costs as well as the RES allocations paid to the RES account.

This expenses actually paid must, at the same time:

•                  be really payable by Contractor.

•                  be necessary for the good realization of the oil operations.

•                  be justified and supported by backup documents allowing for effective control by the Departments Responsible for Hydrocarbons.

III-1-4-        The accounting of the Oil Costs records, under credit, the amount of the Oil Costs recovered, as this recovery is operated, as well as, progressively with their collection, the receipts and proceeds of any nature deducted from or reducing the Oil Costs.

III-1-5-        The originals of the contracts, invoices and all other backup documents referring to the Oil Costs must be held available to the Departments Responsible for Hydrocarbons under the provisions of chapter VI-I related to the auditing of the accounts.

III-1-6-        The Oil Costs will be recovered in the following order of types of expenses:

•                  Exploitation

•                  RES allocations paid to the RES account

•                  Development

•                  Exploration and appreciation

Contractor is entitled to recover its Oil Costs as of the start of production.

III-1-7-        The accounting of the Oil Costs must be sincere and exact; it is organized and the accounts held and presented so as to be easily grouped and show the related Oil Costs related, particular, to expenses:

•                  of exploration,

•                  of appreciation,

•                  related to RES allocations paid to the RES Account in accordance with Article 14.15 (2) of the Contract,

•                  of development,

•                  of production of Crude Oil,

•                  of production of Natural gas,

•                  of evacuation and storage of hydrocarbons,

•                  related to similar, additional or accessory activities, distinguishing each of them.

a)                                      Exploration expenses means: payments of any nature related to the operations of geology, geophysics, drilling, well equipment and production tests (as well as all related operations) intended to discover hydrocarbons:

b)                                     Appreciation expenses means: payments of any nature related to the operations of geology, geophysics, drilling, well equipment and production tests intended to determine if the Deposit discovered is commercially exploitable and to determine the limits thereof:

c)                                      Development expense means: payments of any nature such as; drilling, well equipment and production tests, installation of platforms and channels and all other operations carried out for production, transport, processing and storage of hydrocarbons in the loading terminal; including costs related to the study and preparation of the development program;

d)                                     Exploitation or production expenses means: payments of any nature related to the study, control and completion of the work referring directly or indirectly to the exploitation and maintenance of production, processing, storage and transport installations for hydrocarbons;

e)                                      RES allocations mean: sums paid to the RES account in accordance with: Article 14.15 of the contract.

III-1-8-        For each activity above, the accounting of the Oil Costs must make it possible to show the expenses;

a)                                      related to tangible fixed assets, in particular those referring to acquisition, creation, construction or realization:

•                  of land,

•                  buildings (workshops; offices, stores, residences, laboratories, etc),

•                  loading and storage installations,

•                  access roads and general infrastructure work,

•                  transport means for hydrocarbons (evacuation pipes, tanker ships, etc).

•                  general equipment,

•                  specific equipment and installations,

•                  freight vehicles and civil engineering machinery,

•                  material and tools (of which the normal useful life is over one year),

•                  productive drillings,

•                  other tangible fixed assets;

b)                                     related to intangible fixed assets, in particular those referring to:

•                  geology and geophysics field work, laboratory, studies, reprocessing, etc.).

•                  exploration drilling.

•                  other intangible fixed assets;

c)                                      related to consumable materials and matters.

d)                                     operating expenses. These are expenses of any nature, except for the overhead mentioned below, not taken into account in III-1-8 a) to c) above and related directly to the study, performance and execution of the oil operations;

e)                                      non-operational expenses or overhead. These are expenses paid by Contractor, related to the Oil operations and to the guidance and administrative management of said operations.

III-I-9-          In addition, the accounting of the Oil Costs must emphasize, for each category of expenses enumerated or defined in III-1-8 of a) to d) above, the payments made to:

•                  Operator, for the goods and services provided by it;

•                  companies constituting Contractor, for the goods and services provided by them;

•                  Affiliated Companies;

•                  Third parties.

III-1-10      1) The RES Account, in US Dollars, referred to in Article 14.15 of the Contract will be credited by bank transfer each year by Contractor the first business day of the year following the anniversary date of the startup of production, with an annual allocation calculated under the conditions below.

2) The annual allocation will be calculated annually by Contractor so that the entire present and future allocations deposited to the RES Account as well as capitalized interest are equal to the estimated amount of the RES Operations to be carried out, according to the RES Operations Plan.

The formula of the annual allocation of RES Costs will be established as follows:

Where:

D: is the annual allocation payable to the RES Account in anticipation of the costs of RES Operation.

T: is the sum of RES Costs in current currency of the year in which the RES Operations will be done by Contractor.  This sum includes overhead as defined in Article 11 of this appendix.

C: accumulation of the annual allocations already paid to the RES Account and of the sum of past capitalized interests, before the payment of the corresponding annual allocation.

E: is the average rate of US $ LIBOR 12 months calculated over a period of 12 months ending 20 banking business days before the effective date of the payment.

N: is the number of years of economic production remaining for the Exploitation Zone according to the criteria of the Operator.

3) The RES Account must be followed up by the trustee in accordance with the stipulations Trust act and the Contract:

Contractor promises to fund the RES Account as long as the sum of the allocations made, including capitalized interest, remains lower than the total estimated amount of the RES Operations.

4) At the end of RES Operations and after all expenses are paid, the possible balance of the RES Account will be divided between the State and Contractor under the conditions referred to in Article 14.15 (4) of the Contract.

If the amounts paid into the RES Account prove to be insufficient to finance all RES Operations, the provisions of Article 14.15 (4) will apply.

III-2/ Analysis of expenses and charging methods

III-2-1-        The charging principles and the usual analytical methods of Contractor in matters of distribution and payback must be applied homogeneously, equitably, and without discrimination to all its activities. Such principles may be communicated to the Departments Responsible for Hydrocarbons at their request.
Contractor will inform the Departments Responsible for Hydrocarbons about any significant modification it may make in its principles and methods.

III-2-2-        The tangible assets built, manufactured, created or realized by Contractor within the framework of the oil operations and actually assigned to these operations, as well as their current maintenance, are posted to the cost of Construction, manufacture, creation or realization.

III-2-3-        Consumable equipment, materials and matters required by the oil operations and other than those mentioned above, are:

a) either acquired for immediate use subject to transport delays and, if necessary, temporary storage by Contractor (without, however, being assimilated to its own stocks). This equipment, materials and consumable matters acquired by Contractor are valued, in order to be charged to the Oil Cost, at their price delivered on-site (price delivered Gabon). The price delivered Gabon includes the following elements, charged according to Contractor’s analytical methods:

•                  purchase price after rebates and reductions,

•                  transport expenses, insurance, transit, handling and customs (and other taxes and dues) from the warehouse of the seller to that of Contractor or to the place of use, as the case may be,

•                  and, when necessary, operating expense of the warehouse of Contractor including the amortization of the buildings calculated according to the rules stipulated in the paragraph III-2-3-3-b of this article, the cost of management of the warehouse, expenses for local supply services and, if applicable, outside of Gabon.

b) or provided by Contractor from its own stocks.

•                  The new equipment and materials, as well as consumable matters, provided by Contractor from its own stocks are valued, for charging, at the last average weighted cost, calculated in accordance with the provisions of III-2-3-a- and increased by a reasonable margin representing the financial expenditure required, for Contractor, to maintain a minimum backup inventory in its warehouses. This margin is equal to $ LIBOR as defined in the Contract. This financial charge which gives right to verification in accordance with the provisions of chapter VI of this appendix is invoiced quarterly by Contractor and is the subject of a report enclosed with the quarterly accounting statements.

•                  The amortizable materials and equipment already used provided by Contractor from its own stocks or those of its other activities, including those of the Affiliated Companies, are valued, in order to be charged to Oil Cost, according to the scale below:

•                  New material (State “A”): New material never before used: 100% (hundred percent) of the net cost.

•                  Material in good condition (State “B”): Second-hand equipment in good condition and still usable for its initial destination without repair 75% (seventy-five percent) of the net cost of the new material as defined above.

•                  Other used material (State “C”): Material still usable for its initial destination, but only after repair and refurbishing: 50% (fifty percent) of the net cost of new Material such as defined above.

•                  Material in bad condition (State “D”): Material unusable for its initial destination, but which is usable for other services: 23% (twenty-five percent) of the net cost of new material such as defined above.

•                  Scrap and rejects (State “E”); Materials out of use and irreparable: current price of scrap.

III-2-3-1- Operator does not guarantee the quality of the new material referred to above beyond what is done by the manufacturer or retailer of the material concerned. In the event of defective new material, Contractor strives to obtain refunding or compensation from the manufacturer or retailer, however, the corresponding credit is posted to the accounts only with the refund or compensation are received;

III-2-3-2- In case of defect of the second-hand material indicated above, Contractor credits the account of the Oil Costs for the sums actually collected in compensation.

III-2-3-3- Use of the materials, equipment and installations belonging to Contractor.

The materials, equipment and installations belonging to Contractor and used temporary for the needs of the oil operations are charged to the Oil Costs for a rent covering:

a)              maintenance and repairs,

b)             a share, proportional to the time of use for oil operations, depreciation calculated by application to the historical cost (original cost not revalued), at a rate at most equal to that envisaged in the tax rule in force, in particular under the corporate agreements applied in Gabon for oil activities.

c)              a quota of the handling and storage costs calculated in proportion to the value of the exits of goods recorded.

d)             transport and operation expenses and all other expenses not already charged elsewhere.

e)              all reasonable margin determined in accordance with the practices usually applied for categories of materials, equipment and installations of comparable nature. The determination of this margin is described in chapter VIII. This charge gives right to verification in accordance with the provisions of chapter VI of this appendix.

The price invoiced excludes any charge inherent in the surcharges due in particular to abnormal or occasional immobilization of the equipment installations as part of the activities of Contractor other than the oil operations.

In any event, the costs charged to the Oil Costs for the use of this equipment and installations should not exceed those which would be normally practiced in Gabon by other companies for goods of comparable nature and quality, nor be reflected in a charge in cascade of expenses and margins.

Contractor will keep a detailed statement of the materials, equipment and installations owned by it and assigned to the oil operations, indicating the description and the identification number of each unit, the related repair and the dates on which each unit was allocated and then withdrawn from the oil operations. This statement must reach the Departments Responsible for Hydrocarbons at the latest by March 1 of each year.

III-2-3-4- Tangible assets, as well as the equipment, materials and consumable matters purchased from Third Parties, for the needs for the oil operations, become assets of the State as soon as their title is transferred, which occurs at the moment of acquisition when there are directly charged to the Oil Costs.

Equipment, materials and consumable matters provided by Contractor become assets of the State when they are delivered in situ or at the time of the exit from the stock of the operator to be charged to the accounts of the Oil Costs.

III-3/ Operating expenses

III-3-1            The expenses of this nature are charged to the Oil Costs at the cost incurred by Contractor for the respective services or charges, as this price arises from its accounts and as determined pursuant to the provisions of this appendix. These expenses include, in particular;

III-3-2            Taxes, fees and duties established and paid in Gabon under the terms of the regulation in force and the provisions of the Contract and directly related to the oil operations.

The proportional mining royalty. the area royalty, the Corporation tax or any other tax having the character of an income tax, the payments made to the hydrocarbon support fund and bonuses referred to respectively, in Articles 21.7 (b) (ii) and 28 of the Contract, as well as the taxes, fees, duties and royalties whose recovery is excluded under a provision of the contract are not ascribable to the Oil Cost.

The taxes paid abroad for the operation of a permanent establishment of Contractor are ascribable to the Oil Cost when the activity of such permanent establishment is carried on exclusively for the profit of Contractor’s oil operations in Gabon.

III-3-3                Expenses for personnel and personnel environment

III-3-3-1      Principles.
Insofar as they correspond to actual work and services and they are not excessive in view of the importance of the responsibilities fulfilled, of the work carried out and usual practices, these expenses cover all payments made at the time of the use and environment of the personnel working in Gabon and hired to conduct and execute the oil operations or for their supervision. Such personnel include the people recruited locally by Contractor and those made available to it by the Affiliated Companies, the other Parties or Third Parties.

These expenses are also deductible when they are attached to a permanent establishment of Contractor abroad when the activity of this permanent establishment is carried out exclusively for the benefit of Contractor’s oil operations in Gabon.

III-3-3-2 Elements.
The environment and personnel costs include, on the one hand, all sums paid or refunded for the personnel indicated above, under legal and regulatory texts, collective bargaining agreements, employment contracts and the regulation of Contractor and, on the other hand, the expenses paid for the environment of such personnel:

a) wages and salary for activity or vacation, overtime, premiums and other allowances;

b) related employers’ charges resulting from legal and regulatory texts, collective bargaining agreements and employment condition;

c) expenses paid for the environment of the personnel; those represent, in particular:

•                  expenses for medical care and hospital, Social Security and all other social expenses of Contractor,

•                  expenses for transport of the employees, their family and their personal effects, when the payment of this expenses by the employer is stated in the employment contract,

•                  expenses for personnel housing, including the related services, when the payment of this expenses by the employer is stated in the employment contract (water, gas, electricity, telephone),

•                  indemnities paid at the time of the installation and departure of the employees,

•                  expenses related to administrative staff rendering the following services: management and recruitment of local personnel, management of expatriate personnel, vocational training, maintenance and operation of offices and housing, when these expenses are not included in overhead or under other headings,

•                  expenses for renting offices or their cost of occupancy, expenses for collective administrative services (secretarial, furniture, office supplies, telephones, etc).

III-3-3-3- Charging conditions.
Personnel costs correspond:

•                  either to direct expenses to the corresponding account of the Costs Oil,

•                  or to indirect or common expenses charged to the Oil Costs Account based on cost accounting data and determined by the accounting methods of Contractor, as far as possible but not exclusively in proportion to the time dedicated to the oil operations,

III-3-4-        The expenses for Services provided by Third Parties, the companies constituting Contractor and the Affiliated Companies include in particular:

III-3-4-1- Services rendered by Third Parties, including by the Parties, are charged at their cost for Contractor i.e., at the price billed by the suppliers, including all fees, taxes and incidental charges; the cost is decreased by all reductions, discounts, rebates and cuts obtained by Contractor, either directly or indirectly.

III-3-4-2- Technical aid provided to Contractor by its Affiliated Companies: it consists of services an assistance rendered for the oil operations by the departments and services of these Affiliated Companies which carry out the following activities:

•                  Geology, Geophysics,

•                  Engineering,

•                  Drilling and production,

•                  Deposits and study of the reservoirs,

•                  Economic surveys,

•                  Technical contracts,

•                  Laboratories,

•                  Purchases and transit (except expenses Included in those referred to under III-2-2 above),

•                  Drawing,

•                  Certain administrative and legal activities related to well defined or occasional studies or work and which are neither part of current and regular activities, nor of the juridical activity referred to in III-3-8 below.

The technical aid is mainly the object of service contracts executed between contractor and its Affiliated Companies.

The expenses for technical aid provided by the Affiliated Companies are charged at the cost of the Affiliated Company which provides this assistance. This cost includes, in particular, the expenses for personnel, materials and consumables used, expenses for repair and maintenance, insurance, taxes, a quota of the amortization of the general investments calculated at the original acquisition or construction value of the related assets and all other expenses caused by these services not already charged elsewhere.

The price excludes, on the other hand, any charge inherent in the surcharges owed, in particular, to an immobilization or abnormal or use related to the economic situation of the materials, installations and equipment at the Affiliated Company.

In any case, the expenses related to these services may not exceed those which would be normally required, for similar services, by independent technical service companies and laboratories. They should not result in a charge in cascade of expenses and margins.

Moreover, all these services, including synthesis studies, must be backed up by reports presented on simple request from the Departments Responsible for Hydrocarbons. They must be covered by written orders placed by Contractor, and then by detailed billing.

III-3-4-3  When Contractor uses, for the oil operations, material, equipment or installations which are the exclusive property of a company constituting Contractor, it charges the corresponding cost to the Oil Costs, proportionately to the time of use, determined according to its usual methods, and according to the principles defined in chapter VIII of this accounting procedure. This charge includes, in particular:

•                  A quota of the annual depreciation calculated on the original “price delivered Gabon” defined in III-2 above.

•                  A quota of cost of implementation, insurance, servicing, financing and periodic inspections.

•                  Storage costs: handling and storage costs (personnel costs and operating expenses of the services) are charged to the Oil Costs proportionately to the value of the exits of goods recorded.

•                  Transport expenses
Expenses for transport of personnel, material or equipment intended and allocated to the oil operations and which are not already covered by the paragraphs above or which are not integrated in the cost are charged to the Oil Costs.

III-3-5-            Damage and losses affecting the common goods
All expenses necessary for the repair and refurbishing of the goods after damage or losses resulting from fires, floods, storms, theft, accidents or any other causes, are charged according to the principles defined  in this appendix.

The sums recovered from the insurance companies for such damage and losses are credited to the accounts of the Oil Cost.

III-3-6- Maintenance expenses
Maintenance expenses (current and major maintenance) of the material, equipment and installations assigned to the oil operations are charged to the Oil Costs at cost.

III-3-7-1 Insurance premiums and expenses related to claim settlement are charged to the Oil Costs:

a) premiums and expenses related to compulsory and contractual insurance taken to cover the Hydrocarbons extracted, the people and assets assigned to the oil operations or to cover Contractor’s civil liability with regard to Third Parties within the framework of said operations;

b) expenses incurred by Contractor at the time of a disaster which has occurred within the framework of the oil operations, those incurred to pay for all losses, claims, damage and other incidental expenses, not covered by the insurance taken;

c) expenses paid for losses, claims, damage or judicial actions, not covered by an insurance and for which Contractor is not obligated to take insurance.
The sums recovered from insurance companies under policies and guarantees are posted in accordance with Chapter III-6-2 g) below;

III-3-8            Legal expenses
The expenses related to proceedings, investigation and arbitration other than those referred to in Article 50. of the Contract, and the settlement of disputes and claims (requests for refunding or compensation), which occur at the time of the oil operations or which are necessary to protect or recover the goods, including, in particular, lawyers or experts’ fees, legal expenses, expenses for investigation or obtaining evidence, as well as the sums paid as settlement or final liquidation of any litigation or claim are charged to Oil Costs.

When such services are carried out by the personnel of Contractor, a remuneration corresponding to the time and costs actually incurred, is included in the Oil Costs. The prices thus charged may not be higher than the sums that would have been paid to Third Parties for identical or similar services.

III-3-9-        Interest, currency differences and financial expenses

Interest, currency differences and financial expenses paid to the creditors of Contractor are posted at their real amounts, insofar as the loans and debts to which they refer are required by the oil operations.

However, the expenses of this nature are not imputable to recoverable Oil Costs pursuant to this Chapter and Article 24 of the Contract in the following cases:

•                  generally, when the loans and debts to which they refer are not required by the financing needs of the oil operations;

•                  when they refer to the loans and debts of Contractor possibly contracted for the financing of research and exploration operations;

•                  when they refer, up to the due amount, to the share of the loans and debts exceeding sixty. percent of the amount of the development and production expenses;

The interest paid to shareholders, Affiliated Companies and members of Contractor for the sums lent or advanced by them; are allowed under the same conditions as above, but, moreover, within the maximum limit of those calculated at $ LIBOR plus two points (Libor + 2).

III-3-10- Exchange losses
Exchange losses related to the loans and debts of Contractor are charged to Oil Costs. However, exchange losses related to the loans and debts for which the recovery of the interest, exchange differences and charges is excluded under the terms of paragraph III-3-9 above are excluded from the Oil Costs and therefore cannot give right to recovery.

Moreover, Contractor may not be guaranteed against exchange rate risks or loss of profit related to the origin of the invested stockholders’ equity and its self-financing, and any losses possibly suffered for this reason may not, in any case, be regarded as Oil Costs; consequently they may not be posted to the Oil Costs Account or give right to recovery. The same holds :true for premiums and expenses of insurance policies taken by Contractor to cover such risks.

Exchange losses incurred and directly related to the receivables related to the oil operations and processed directly in foreign currency are also imputable to Oil Costs;

III-3-11- The payments arising from expenses incurred for controls and audits operated by the Departments Responsible for Hydrocarbons, in accordance with the provisions of the Contract, are included in Oil Costs.

III-3-12- The payments related to other expenses, including the expenses paid to Third Parties for the transport of Hydrocarbons and the constitution of the funds referred to in Article 14 of the Contract, are included in the Oil Costs. These are all the payments made or losses incurred, related to or required by the correct performance of the oil operations and whose charge to Oil Cost is not excluded by the provisions of the Contract. or this appendix, provided that they are not similar to charges for which the Departments Responsible for Hydrocarbons exclude the deduction and provided that such expenses were approved by the latter. In addition, except as otherwise set forth in the law, Contractor tray, if it wishes, make contributions of an economic, social, cultural and sports nature, with the imperative exclusion of political financing. These contributions will be debited from the Oil Costs Account.

Equally, all expenses considered recoverable in the Contract are charged to Oil Costs.

III-4/ Overhead

These expenses relate to Oil Costs not taken into account elsewhere. They concern:

III-4-1 The expenses paid outside Gabon.

They cover the cost of the services of supervision and administration received from the Affiliated Companies within the framework of a service contract, when these services are not included in the assistance defined in the Article III-3-1-2 above.

They must correspond to services actually required by the needs of the oil operations and to real services carried out abroad by Contractor or the Affiliated Companies. They include part of the salaries and wages paid to the personnel residing abroad, as well as part of the administration overhead of the central services located abroad.

Within the framework of the general assistance, these costs are such that it is difficult to identify them or to associate them with a specific project, but they are necessary for the control and for the benefit of the oil operations.

The charges under this paragraph are not auditable by the other members of Contractor according to chapter VII of the Accounting Procedure, except for checking the correct application of the rates and the base of calculation.

They should not result in a charge in cascade of expenses and margins.

Their amounts must he justified by accounting records and by copies of the reports on services and work done; any contractual distribution Must be supported by justifying explanations, as well as rules used for this purpose.

The amount of such overhead charged to oil operations is capped at:
• seven percent (7%) up to 1,700,000 US Dollars per annum,

• five percent,(5%) beyond 1,700,000 US Dollars per annum.

These percentages apply to expenses, not including overhead, imputable to Oil Costs for the Calendar Year in question.

III-4-2 Expenses paid inside Gabon

These expenses cover the payments related to the following activities and services:

•                                          General Management and general secretariat;

•                                          Information and communications,

•                                          General administration (legal services, insurances, taxation, data processing),

•                                          Accounting and, budget,

•                                          Internal audit.

They must correspond to services actually required by the needs of the oil operations and correspond to services really carried out in Gabon by Contractor or the Affiliated Companies. They should not result in a charge in cascade of expenses and margins.

Their amounts are either real amounts in case of direct expenses, or mounts resulting from distributions in case of indirect expenses. In the latter case, the distribution rules must be clearly defined and the amounts justified by cost accounting.

During the year, Contractor charges these overhead costs an a provisional basis at the average rate resulting from the application of the rates of the previous year to the Oil Costs (except overhead and funds assigned to RES Account), as they result from the approved Budgets of the current year. The regularization takes place at the closing of the accounts of the year considered.

III-5/ Expenses not chargeable to Oil Costs

The payments made for expenses, charges or costs not directly attributable to oil operations, those which may not be deducted or charged wider the provisions of the Contract or this appendix, or those which are not required by the needs of said oil operations, are not taken into account and therefore may not be recovered.

These are in particular, payments made for:

a)              expenses for capital increases;

b)             marketing expenses;

c)              expenses related to the period prior to the Effective Date;

d)             expenses of external audit paid by Contractor within the framework of the particular relations between the companies constituting. Contractor;

e)              hydrocarbon support and bonuses referred to respectively in Articles 21.7-b) (ii) and 28 of the Contract;

f)                expenses paid for meetings, studies and work completed within the framework of the association binding the companies constituting Contractor and intended for the correct control of the oil operations;

g)             interest, exchange differences and charges referred to in paragraph III-3-9 of this accounting procedure;

h)             exchange losses possibly incurred under the conditions mentioned in paragraph III-3-10 of this accounting procedure;

i)                 exchange losses which constitute loss of profit resulting from risks originally related to stockholders’ equity and self-financing.

III-6/ Elements deducted from Oil Costs

The following are deducted from Oil Costs. in particular:

III-6-1 The product of Hydrocarbons allocated to Contractor pursuant to the provisions of Article 24 of the Contrast multiplied by the related Mail Transfer price as defined in Article 27 of said Contract.

III-6-2
All other receipts, incomes, proceeds and profits related, additional or incidental, directly or indirectly related to oil operations, whose casts were included in the Oil Costs, in particular those originating from:

a)              sale of related substances;

b)             transport and storage of products belonging to Third Parties in the installations used for oil operations:

c)              financial profit possibly obtained from the partial transfer of their interests by entities members of Contractor other than the State, pursuant to Article 42 of the Contract, in accordance with the principle and methods of calculation in Article 423 of the Contract

d)             receivables, Loans and advances granted:

e)              securities and financial investments;

f)                exchange earnings obtained on the receivables and debts of Contractor according to the same terms and with the same limitations defined in this procedure as for exchange losses;

g)             reimbursements by the insurers;

h)             settlement or liquidation payment;

i)                 transfers or rental of assets, subject to the provisions of Article 10 of the Contract;

j)                 provision of services;

k)              reductions, discounts and rebates obtained, if they were not deducted from the cost of the goods to which they refer.

III-7/ Material, equipment and installations sold by Contractor.

III-7-1 The materials, equipment, installations and consumables unused or unusable are withdrawn from oil operations to be either downgraded or regarded as “scrap and rejects,” or repurchased by Contractor for its own needs, or sold to Third Parties or Affiliated Companies.

III-7-2 In the event of transfer to enterprises constituting Contractor or their Affiliated Companies, the prices are determined in accordance with the provisions of Article III-2-3-b of this appendix, or, of higher than those resulting from the application of said Article, agreed upon between the Parties, when the use of the good concerned in the Oil Operations was temporary and does not justify the reductions in price established in the aforementioned Article, the good is evaluated so as to deduct from Oil Costs a net charge corresponding to the value of the service rendered.

III-7-3 The sale to Third Parties of materials, equipment, installations and consumables are made by Contractor at the best possible price. All refunds or compensations granted to a purchaser for a defective material are debited from the Oil Costs Account to the extent and at the time when they are actually paid by Contractor.

III-7-4 In case of goods owned by the State under the terms of Article 10.1 of the Contract, the sales or withdrawals indicated above must receive the prior approval of the Departments Responsible for Hydrocarbons before being carried out.

III-7-5 When the proceeds of these sales must be paid to the State. pursuant to the provisions of Article 10.1 oldie Contract or the above paragraph, the payment must take place within thirty days following the date of the collection of the price by Contractor.

III-7-6 When a good is used for the benefit of a Third Party or Contractor for operations not covered by the Contract, the corresponding royalties are calculated at rates which, except in case of agreement of the Departments Responsible for Hydrocarbons, cannot be calculate on a basis lower than cost.

CHAPTER IV - INVENTORY RULES AND PROCEDURES

Contractor will keep permanent inventory, in quantities and values, of all movable and immovable property, in particular stocks of materials and consumables, whose acquisition or realization costs were included in Oil Costs. Contractor will proceed, at; reasonable intervals, but at least once a year, to draw up physical inventories, according to the usual accounting practices or following methods established by the Parties, in order to check the inventories resulting from the accounting records and make adjustments and corrections, if necessary.

A written notification will be sent by Contractor at least ninety days before the beginning of any inventory, to the Departments Responsible for Hydrocarbons, so that the latter may be represented during the aforementioned operation.

The conciliation of the physical inventory with the book inventory, as it results from the accounts, will be made by Contractor. A statement showing the differences, upwards or downwards, will be provided to the Departments Responsible for Hydrocarbons.

Contractor will make the adjustments necessary in the accounts as of the end of the inventories

CHAPTER V - WORK PROGRAMS AND ANNUAL BUDGETS

V- l/ General Rules

For each Calendar Year, Contractor must submit to the examination of the Technical Committee for the Follow-up of Oil Operations and to the approval of the Departments Responsible for Hydrocarbons, a work program, as well as the corresponding Budget under the conditions set forth in the Contract.

These Work Programs and the corresponding Budgets, which will be, if necessary, explained and commented on by Contractor, will include in particular:

•                                          a detailed estimated statement of costs, by nature of the operations defined below.

•                                          a figured statement of investments, by broad categories,

•                                          an estimate of the productions, by Deposit.

V-2/ Presentation

The Work Programs and the corresponding Budgets are structured into budgetary headings, The structure, submitted for opinion to the Technical Committee for the Follow-up of Oil Operations, is submitted to the approval of the Departments Responsible for Hydrocarbons which may require modifications. It is established so that each budgetary heading corresponds to a group of analytical accounts of Contractor related to the oil operations considered.

The budgetary headings are itemized, on the one hand, by Deposit, and on the other hand, by nature of operations: exploration, appreciation, development, exploitation, transport, storage, major maintenance, others.

The budgetary documents and work Programs will also indicate, the achievements and closing forecasts of the current year, and will include explanations on the significant gaps between forecasts and achievements, by budgetary heading. Variations of more than ten percent or an amount equal to or higher than 5 million USD are considered significant.

V-31 Follow-up and controls

V-3-1- Within forty-five (45) days following the end of each of the first three quarters of the Calendar Year and within seventy-five days following, the end of the fourth quarter, Contractor forwards to the other members of Contractor a statement of the achievements of the previous quarter indicating the quota of each of them in these achievements.

V-3-2- Within the first forty-five (45) days of the Calendar Year, Contractor forwards to the other members of Contractor the list of the accounts constituting each budgetary heading, with update each quarter, if necessary, so as to allow for the reconstitution of the achievements related to the budgetary headings of the approved annual Budgets.

V-I-3 In support of the above information, Contractor encloses the following appendices:

a)              an extract of the Log corresponding to the accounts of the Oil Costs and indicating the charges made during the quarter concerned and the accrued figures since the beginning of the fiscal year;

b)             a statement of the current account of each member of Contractor emphasizing the evolution of its situation on the books of Contractor and specifying, for each quarter:

•                                          the balance as of the end of the previous quarter.

•                                          payments made by the members during the quarter.

•                                          debit and credit notes issued by Contractor during the quarter.

•                                          balance at the end of the quarter.

CHAPTER VI - AUDITING OF ACCOUNTS

VI-1/General Provisions

The Departments Responsible for Hydrocarbons can exercise the audit right set forth in the Contract, either through their own agents, or via an international independent firm of its choice.

For this purpose, the Departments Responsible for Hydrocarbons and Contractor keep mutually informed about the periods which are appropriate for them to conduct these audits, and the dates on which they will take place are established, as much as possible, by mutual agreement, within the limit of the time limits referred to in accordance with Article 49.3 of the Contract.

The sections of Contractor’s cost accounting which record expenses relating both to the Oil Operations and other activities not arising from the Contract, may be audited directly, at the choice of the Departments Responsible for Hydrocarbons, through its own agents, or through the firm it uses, or through the auditors of Contractor required to certify that the provisions of the Contract and this appendix are well applied and that the accounting and financial procedures of Contractor are correctly followed and applied without discrimination and in an equitable way to the various operations concerned.

The overhead out of Gabon cited in paragraph III-4-1, as well as the expenses for general assistance including the technical assistance referred to in III-3-4-2 billed by the Affiliated Companies to the companies constituting Contractor, will be audited by the international firm hired to certify the accounts of the companies concerned. This firm will certify that the expenses charged to the Oil Operations were determined in an equitable and nondiscriminatory manner and were billed so as not to cause either a loss or a gain for said parent companies.

During an audit, at their initiative or the request of Contractor, the Departments Responsible for Hydrocarbons can audit again the accounts of Contractor in connection with corrections, adjustments and rectifications on the topics on which a dispute persists; the accounts concerned remain open to audit until it is conducted and the disagreement resolved.

After the procedure referred to in Article 49.10 of the Contract, Contractor has a term of two months from the date of receipt of the notification referred to in the penultimate subparagraph of said Article, either to make corrections, adjustments and rectifications following the audit, or to file for the arbitration referred win Article 50 of the Contract.

CHAPTER VII - STATEMENTS OF ACHIEVEMENTS - SITUATIONS - REPORTS

VII-1/Principles.

In addition to the statements and information referred to elsewhere, Contractor will send the Departments Responsible for Hydrocarbons, under the conditions, forms and terms indicated below, the detail of the operations and work completed, as recorded in the accounts, documents, records and statements held or prepared by it and concerning the Oil Operations.

VII-2/Statement of exploration work.

This statement must reach the Departments Responsible for Hydrocarbons at the latest by the 25th of the first month of each calendar quarter.

It will indicate, in particular, for the preceding calendar quarter, the detail and the nature of exploration work completed in the Delimited Zone and the related expenses, distinguishing, in particular, the work concerning:

•                                          geology, by distinguishing field geology and office and laboratory geology:

•                                          geophysics, by category of jobs (seismic, magnetometry, gravimetry, interpretation, etc.) and by team;

•                                          structural test drillings, by well;

•                                          appreciation drillings, by well

•                                          access paths, water well and other work related to the drilling site;

•                                          other exploration work.

VII-3/ Statement of development and exploitation work.

This statement must reach the Departments Responsible for Hydrocarbons at the latest by the 25th of the first month of each calendar quarter.

It will indicate, in particular, for the preceding calendar quarter, the detail and the nature of the development work, exploitation or RES Operations carried out in the  Exploitation Zone and the expenses referring to it, while distinguishing, in particular, work concerning: development drillings, by Deposit and by well;

•                                          development drillings, by Deposit and by well;

•                                          specific production installations;

•                                          production drillings, by Deposit and by well;

•                                          installations and transport means of Crude Oil and Natural Gas, by Deposit;

•                                          storage installations of Crude Oil and Natural Gas, by Deposit after primary treatment.

VII-4/ Statement of variations in fixed assets accounts and inventories of material and consumables

This statement must reach the Departments Responsible for Hydrocarbons at the latest the by 25th of the first month of each calendar quarter.

It will indicate, in particular, for the preceding calendar quarter, the acquisitions and creations of fixed assets, materials and consumables necessary for the Oil Operations, by Deposit and by main categories, as well as the divestments (transfers, tosses, destructions, scraping) of these assets.

VII-5/Production statement of the month.

This statement must reach the Departments Responsible for Hydrocarbons at the latest the by 15th of each month.

It will indicate, by Deposit, the quantities of Crude Oil and Natural Gas actually produced during the previous month and the share of this production allocated to each Party pursuant to the provisions of the Contract.

VII-6/Statement of estimated annual production.

This statement must reach the Departments Responsible for Hydrocarbons at the latest on November 30 of each year.

It will present a detailed annual production plan, by Deposit and by month, the quantities of Crude Oil and Natural Gas whose production is planned for the following Calendar Year. As needed. Contractor will send rectifying statements.

VII-7/Statement of quantities of crude oil and natural gas transported during the month.

This statement must reach the Departments Responsible for Hydrocarbons at the latest the by 15th of each month.

It will indicate, by Deposit, the quantities of Crude Oil and by Natural gas transported during the prior month between the Deposit and the export or delivery point, as well as the identification of the pipelines used and the price of transport paid when transport is carried out by Third Parties. In addition, the statement will indicate the distribution of the products thus transported between the Parties.

VII-8/ Statement of the pickups of the month.

This statement must reach the Departments Responsible for Hydrocarbons at the latest the by 15th of each month.

It will indicate the quantities of Crude Oil and Natural Gas actually picked up for export or delivery by each Party or delivered to it, during the previous month, pursuant to the provisions of the Contract.

Moreover, each company constituting Contractor will send to the Departments Responsible for Hydrocarbons, within the same term and for its own account, a statement of quantities of Crude Oil and Natural Gas which it picked up for export or delivery, giving all indications related to each pick up or delivery operation (purchaser, ship, price, final destination, etc.)

VII-9/ Statement of recovery of Oil Costs.

This statement must reach the Departments Responsible for Hydrocarbons at the latest 45 days following each calendar quarter.

It will present, for the previous quarter, the detail of the Oil Costs Account making it possible, in particular, to emphasize:

•                                          the Oil Costs remaining to recover at the end of the previous quarter;

•                                          the Oil. Costs related to the activities of the quarter;

•                                          the Oil Casts recovered during the quarter with indication, in quantities and value, of the production allocated for this purpose;

•                                          the sums reducing or deducted from the Oil Costs during the quarter;

•                                          the Oil Costs remaining to recover at the end of the quarter.

VII-10/ Inventory of crude oil algid natural gas

This statement must reach the Departments Responsible for Hydroc. :di-bons gibe latest by the 15 of-e month. It will indicate, for the previous month and by storage site:

•                                          stocks at the beginning of the month;

•                                          stock entries during the month;

•                                          stock exits during the month;

•                                          theoretical stocks at the end of the month;

•                                          stocks measured at the end of the month;

•                                          explanation of the possible variations.

VII-11/ Statement of movables and immovables purchased, created, leased or manufactured.

Contractor will keep, day by day, a detailed statement of all the movable property and real assets, created, rented or manufactured for the needs for the Oil Operations, distinguishing those which are state-owned property under the provisions of Article 10.1 of the Contract and the others.

This statement contains the description and the identification of each good, the expenses referring to it, the cost and date of acquisition, creation or manufacture, and, if necessary, the date it was removed from the assignment to the Oil Operations (exit) and the fate reserved to it in the latter case.

The statement referred to above is imperatively transmitted to the Departments Responsible for Hydrocarbons and General Exploration and Exploitation of Hydrocarbons before March 1 of each year for the preceding Calendar Year.

VII-12/Statement of payments to the RES account

After the start of production of a Deposit and at the latest 75 days after the en a calendar year, Contractor will prepare and transmit to the Departments Responsible for Hydrocarbons a statement of payments made by each entity constituting Contractor to the RES Account as well as the itemization of the amounts paid:

• estimate of the cost of abandonment work

• interests capitalized for the calendar year

VII-13/Statement of payments of taxes and dues.

At the latest by the 15th of the first month of each calendar quarter, Contractor will prepare and transmit to the Departments Responsible for Hydrocarbons a statement of the payments of taxes, fees and dues of any nature paid by it during the preceding calendar quarter, indicating with precision the nature of the taxes, fees and dues concerned (proportional mining royalty, customs dunes, etc), the nature of the payment (installments, balances, regularizations, etc.) the date and amount of the payment, indication of the tax collector in charge of recovery, as well as all other useful indications.

The provisions of this paragraph do not apply to the corporation tax since, according to Article 26 of the Contract, this tax is paid by the State in the name and on behalf of Contractor.

VII-14/Special provisions

The statements, situations and information referred to in chapters I to VII above will be prepared and presented on forms printed and issued by the Departments Responsible for Hydrocarbons, except for the Characteristic Operating Balance defined in Article 26.5 of the Contract.

The Departments Responsible for Hydrocarbons may, if needed, require Contractor to provide them all other statements, situations and information which they deem useful.

CHAPTER VIII - COST OF USE OF THE INSTALLATIONS OWNED BY TOTAL GABON

VIII-1 Definition

The “Cost of Use of the Installations” for Total Gabon is intended to cause any Activity Zone benefiting from the existence and use of fixed assets property of Total Gabon and other; except those related to the evacuation, storage and loading of Hydrocarbons, to pay a user cost approved the Parties.

VIII-2/ Base for charging the cost of the use of the installations

The base amount or “base of calculation” of the charge of the “Cost of use of the Installations” consists of the fixed assets and installations which are also used in all activities carried out by Total Gabon. These are, in particular, offices, dwelling houses, warehouses, workshops, transport equipment, capital goods and various installations located in Port-Gentil and Libreville.

VIII-3/ Determination of the value of the base of calculation of the charge representing the cost of the use of the installations

The fixed assets and the capital goods acquired by Total Gabon before January 1, 1987 have their purchase value revaluated to compensate for the effect of inflation, on the one, hand, and to allocate a use value to them, on the other hand.

This revaluation applies to the historical cost since the year following the startup date of the fixed asset or good concerned. It is calculated by applying to historical value the “industrial risk” index published quarterly by the monthly bulletin of INSEE.

The starting value of the “Base of Calculation” of the representative charge of the “Cost of use of the Installations” is equal to the sum of the revaluated cost of the fixed assets and capital goods incorporated in the base of calculation as at January 1, 1987.

Any new fixed asset or any new capital goods are incorporated in the “Base of calculation” in the fiscal year following the startup year. Any fixed asset or capital goods divested from assets is removed from the “base of calculation” in the fiscal year following the year of its divestment.

VIII-4/ Annual revaluation

The value of the “Base of Calculation” is revalued annually by adding the new acquisitions and deducting possible withdrawals, which occur during the prior year by applying the aforementioned “Industrial risk” index to the “Base of Calculation.”

VIII-5/ Calculation of the annual charge of the cost of use of the installations

The annual charge for a given fiscal year is equal to the addition of the values resulting from the calculation of the following three elements:

ELEMENT 1 = Base of Calculation made up of fixed assets of construction, buildings and others x 5%

Plus
ELEMENT 2 = Base of Calculation made up of all other fixed assets and capital goods x 1/7

Plus
ELEMENT 3 = Global Base of Calculation x ($ LIBOR + 2) / 2

The global “Base of Calculation” for a given fiscal year is defined as the sum of the “Base of Calculation” made up of fixed assets of constructions, buildings, etc., and of the “base of calculation” made up of all other fixed assets and capital goods.

VIII-6/ Posting of the charge of the cost of use of the installations

This charge represents earnings for the Operator, which is the sole owner of the installations used; it constitutes a charge for the beneficiaries who use these installations.

This charge is posted to the activity accounts of the beneficiaries according to the Operator’s accounting methods.

The credit and debit movements of this charge related to the “Cost of use of the Installations” are taken into account for the calculation of the overhead.

APPENDIX 3
SPECIAL PROVISIONS APPLICABLE TO TOTAL GABON

Total Gabon benefits from Amendment 19 dated May 27, 1991 to its Corporate Agreement which will apply to the Contract from the date it is signed until its expiration, under tile .conditions set forth in the Amendment.

The provisions of the aforementioned Amendment 19 benefit Total Gabon intuitu personae and may not, under any circumstances, be transferred to Third Parties or to the entities members of Contractors other than the Affiliated Companies of Total Gabon when carrying out the transfers referred to in Article 42 of the Contract.

FINANCING AGREEMENT

BETWEEN

THE GABONESE STATE

AND

Total Gabon

DIABA LICENSE

This agreement is executed pursuant to article 19 of the Contract for exploration and production sharing signed on December 13, 2006 between the Gabonese Republic and Total Gabon for the Diaba license.

DEFINITIONS

The definitions appearing in the Contract are used in this agreement with the same meaning.

For the application of the provisions of this agreement, the entities members of Contractor will be identified as follows:

•                                          The “Beneficiary” means the Gabonese Republic, taken in its capacity as Contractor for its Participation referred to in article 19 of the Contract, identified as “Share of the State”;

•                                          The “Oil Company” means, at the Effective Date of the Contract, Total Gabon, and later on any legal entity to which an interest may be transferred thereafter pursuant to articles 19.4 or 42 below;

•                                          The “Operator” means the Oil Company acting as Operator on behalf of Contractor, i.e. at the date of signing of the Contract, Total Gabon;

•                                          The “Sharing Account — State” means the account referred to in article II of this agreement;

•                                          The “Share of Dedicated Production” means the Share of the Net Production of Crude Oil defined in article 19.2 (2) of the Contract.

•                                          “Call for funds” means the document by which the Operator requests from the Beneficiary the funds corresponding to its quota of the expenditure referred to in article 19.1 of the Contract.

In the event of divergence between the provisions of the Contract or the Accounting Procedure and this financing agreement, the provisions of the Contract prevail.

ARTICLE I - OBJECT

This agreement has the aim of defining the methods according to which the Oil Company will ensure the financing of the share of the expenditure attributing to the Beneficiary, under the conditions envisaged in article 19 of the Contract.

ARTICLE II – SHARING ACCOUNT - STATE

Pursuant to article 19.3 of the Contract, the Operator will open on its books an account named “Sharing Account — State” in which will be recorded:

(1)         to debit, the amounts owed by the Beneficiary:

(i)             for the advances made by the Oil Company for the payments of the calls for funds sent by the Operator to the Beneficiary or for the reimbursement of the development studies.

(ii)          for the interest stipulated in article 19.3 (2) of the Contract according to the methods specified in article V — interest of this agreement.

(2) to credit, payments coming from the sale of the Share of the Dedicated Production valued in US dollars on the basis of the PCO of the month of the sale.

ARTICLE III - PAYMENT TERMS OF THE CALLS FOR FUNDS

The Operator sends to the Beneficiary monthly calls for funds established on a Cash Basis, according to the methods specified below:

3.1

(1)           Monthly, the Operator asks the Beneficiary to provide, in proportion to the Share of the State, the financing necessary for the Oil Operations of the Calendar Month N+1, according to the procedure below:

Before the 20th of each Calendar Month, the Operator sends by fax and confirms by detailed letter to the Beneficiary a Call for Funds corresponding to its share in the aforementioned financing. The amount of the Call for funds corresponds to the amount of the expenses payable or of the products to be collected for the Month N+1.

The Calls for funds are calculated in US Dollar and are paid in this currency, but they may be paid in any other usual currency with the agreement of the Beneficiary.

The Calls for funds must be honored, at the latest within ten business days (10) following the receipt by the Beneficiary of the fax mentioned above. It is advisable to understand by business day a business day in Gabon.

The Beneficiary may notify the Oil Company, 5 business days at the latest after receipt of the call for funds, its intention to pay the aforementioned call. In the absence of this notification by the Beneficiary for any call for funds or in the absence of payment of the call for funds concerned within said term, the corresponding funds will be paid by the Oil Company on behalf of the Beneficiary and constitute advances as at the due date of said calls for funds.

(2) The calls for funds are presented by category of activity and budgetary heading according to a plan in line with that of the approved budgets.

[START OF RIDER]

The Call for funds gives indicatively the expenditure estimates of the Calendar months N+2 and N+3. They specify for each budgetary heading the accumulation of achievements posted since the beginning of the financial year.

The Calls for funds take into account the insufficiencies or surpluses related to the settlements of the preceding Calls for Funds. The Operator will endeavor to reduce to a minimum these insufficiencies or surpluses of the Calls for funds.

(3) The Operator can make exceptional Calls for Funds to cover the payments made by it or to be made due to unforeseen and serious circumstances presenting an emergency character.

For any unforeseen expenditure (including an unforeseeable increase of at least 20% of a budgetary heading), the operator may issue a Call for funds which must be honored within ten day (10) business after receipt by the Beneficiary.

The payments of these Calls for funds are carried out by the Beneficiary under the same conditions as those envisaged in article 3.1 (1) ABOVE.

3.2

The operator will send the Beneficiary the following information:

a) For the period of development

For the period of development, i.e. starting from the attribution of the Exclusive Exploitation Authorization until production start-up, the Operator sends quarterly to the Beneficiary a summary of the Sharing Account — State including:

(i)                                     monthly calls for funds of the calendar Year related to developments investments.

(ii)                                  the amount of the interest calculated according to article V below.

(iii)                               the balance of the Sharing Account — State of the preceding Calendar Year.

(iv)                              a statement of expenditures related to the development studies of the Exploitation Zone assumed by the oil Company before the granting of the Exclusive Exploitation Authorization.

The summary is entitled “Development Balance”.

b) From production start-up

(i)        In the month following the decision to start up production, the Operator sends to the Beneficiary the statement of the Development Balance on this date.

(ii)     The Operator then sends quarterly to the Beneficiary a summary of the Sharing Account — State including:

(i)                                     monthly calls for funds of the Calendar year related to development investments after production start-up.

(ii)                                  monthly calls for funds of the calendar year related to the operating costs.

(iii)                               monthly calls for funds of the calendar year related to the constitution of RES allocations paid to the RES Account referred to in article 14 of the Contract and the Accounting Procedure.

(iv)                              the amount of the interest calculated according to article V below.

(v)                                 the balance of the Sharing Account — State of the preceding Calendar Year.

ARTICLE IV – REIMBURSEMENT OF THE ADVANCES BY THE BENEFICIARY

As from the date of production start-up, the Beneficiary reimburses to the Oil Company, through the share of Dedicated Production, the amounts posted to the debit of the Sharing Account — State, according to a quarterly schedule established by mutual agreement between the Oil Company and the Beneficiary on the basis of the multi-annual production prospects, of the investment program still to e carried out, of the RES operating costs and equipments as presented in the request for allocation of the Exploitation Zone.

The reimbursement schedule (hereinafter “the Schedule”) must be established so that development work is refunded at the latest five years after the date of production start-up. consequently, if it appears that at the expiration of this time, the work cannot be refunded in full:

(i)                                     the Oil company may not invoke against the Beneficiary the provisions of article VII below regarding the early payment and

(ii)                                  the Parties will meet to agree on the methods of establishment of the schedule in order to make the reimbursement as quickly as possible.

The schedule will be revised at the beginning of each Calendar Year depending on the adjustment of production data and work programs.

a)  Payment terms

The Share of Dedicated Production is calculated in accordance with the methods in Article VI and according to the schedule referred to in article IX of this agreement. This Share of Dedicated Production is taken each end of quarter by the Operator on behalf of the Oil Company.

b)  Charge date of the reimbursement

The Share of Dedicated Production is valued at the Official Delivery Price of the month in which it is made available. The reimbursement is posted to the credit of the Sharing Account • State ninety (90) days after the Share of Dedicated Production is made available.

c)  Allocation of the reimbursements

The payments thus received are allocated, net of bank charges, by the Operator, in the following order:

(i)                                     to the payment of the interest outstanding on these dates.

(ii)                                  to the reimbursement of the expenditure related to the development studies paid by the Oil Company before the granting of the Exclusive Exploitation Authorization and to the reimbursement of the advances related to development investments paid since the allocation of the Exploitation Zone.

(iii)                               to the reimbursement of the advances related to the operating costs.

(iv)                              to the reimbursement of RES equipments paid to the RES Account.

The Operator sends quarterly to the Beneficiary a statement of the sharing Account — State detailing the operations carried out in the past quarter.

ARTICLE V - INTEREST

•             In accordance with article 19.3 (2) of the contract, the advances paid and not refunded bear interest at the rate $ LIBOR plus two (2) points; the interest is calculated prorate temporis from the availability date of the funds reputed to be (i) the due date of the calls for funds or (ii) the date the expenditure referred to in article 3.2 a) (iv) above is posted to the Sharing Account — State, until complete reimbursement.

•             Interest is calculated on a banking basis, i.e. on the basis of the exact number of days lapsed, divided by 360.

•             At the end a given calendar year, the outstanding unpaid interest is added to the cumulated amount of the advances and this bears interest until the date of payment.

ARTICLE VI - FEES, TAXES AND DUES

All operations under this agreement are exempt from fees, taxes, dues, royalties of any nature whatsoever, subject, with regard to the interest charged by the Oil company in accordance with Article V above, to the application of the provisions of article 26.5 c) of the Contract.

ARTICLE VII - FORCED PREPAYMENT

If the Beneficiary does not respect one of its obligations under the terms of this agreement or of the Contract and if it does not remedy this default within thirty (30) days following receipt of the warning sent by the Oil company by fax confirmed by letter with acknowledgement of receipt, this Agreement may be terminated, at the initiative of the Oil company, without formality or court decision, and the amounts owed are completely refunded within six (6) month from the aforementioned warning.

ARTICLE VIII - TRANSFER OF RIGHTS

(a)    in the event of transfer by the Beneficiary to a Third Party of all or part of the Share of the State, the provisions of the article 19.4 of the Contract will apply

(b)    in the event of transfer of participations between entities members of the Oil Company:

Each Oil Company takes part in the financing of the advances granted to the Beneficiary under the conditions referred to in this agreement, in the proportion of the sharing percentage compared to the entire share of the Oil Companies.

ARTICLE IX - PRACTICAL METHODS OF CALCULATION ON THE DEDICATED PRODUCTION SHARE

At the beginning of the 1st quarter of Calendar year N, the operator calculates the estimated Share of the Dedicated Production for the aforementioned year on the basis:

•             of the annual production and work forecast as approved by the Parties after obtaining the opinion of the Technical committee for Follow-up of the Oil Operations under the contract during the meeting at the end of the year N-1;

•             of the balance of the Oil costs remaining to recover at December 31 of the Calendar year N-1;

•             of the oil price corresponding to the budgetary assumptions retained by the Operator;

At the beginning of the 2nd, 3rd and 4th quarters of the Calendar year N, the Operator establishes the Share of the Dedicated Production during the past quarter concerned, on the basis:

•             of the real production obtained between the beginning of the Calendar year N and the end of this quarter.

•             of the weighted average of the quantities of the Official Transfer Price (PCO) calculated between the beginning of the year N and the end of said quarter.

•             of the balance of the Oil Costs at the end of said quarter.

On the same date, the calculation of the estimated share of Dedicated Production is updated according to:

•             production forecasts of the Calendar year N which take account the production already obtained during the past quarter or quarters and the crude oil remaining to be produced by the end of the year N according to the data submitted to the Technical Committee for Follow-up of the Oil Operations;

•             possible revision of the work and budget programs as approved by the Parties under the contract.

•             the scenario of the price of the Crude Oil taking into account the weighted average of PCO quantities as calculated between the beginning of the year N and the end of said quarter and the possible revision of the prices of Crude Oil for the future quarter(s) corresponding to the price selected by Total Gabon for the quarterly revision of its monthly oil tax accounts paid for the year N under its Establishment Agreement.

The estimated share of the Dedicated Production for the quarter concerned is calculated by the difference between the annual estimate and the accumulated achievements.

At the beginning of the year N+1, the Operator adjusts the Share of Dedicated Production of the year N, based on:

•             real production of the year N.

•             weighted average of the PCO quantities defined during the year N.

•             Oil costs recovered at the end of the year N.

ARTICLE X – EXPIRATION OF THE AGREEMENT

This agreement ends:

(i)                                     on the expiration date of the Agreement;
on the date all amounts owed by the Beneficiary were reimbursed or on the expiration date of the Agreement

(ii)                                  on the date the Beneficiary no longer holds the Share of the State under the conditions set forth in article 19.4 of the Agreement.

Made in Libreville, on Dec. 13, 2006

For the Gabonese Republic	For Total Gabon.

The Minister of Mines, Energy, Petroleum and Hydraulic Resources	General Manager [signature]
[signature]
[stamp]
Richard Auguste ONOUVIET	TOTAL GABON
Minster of State	[illegible]
Minister of Finance, Economy,	LIBREVILLE
Budget and Privatization
Jean BIE
[signature]
Paul TOUNGUI

[illegible stamp]